                                                                    EXHIBIT 99.1

SELECTED FINANCIAL DATA.

            The following table sets forth selected financial and operating information on a historical basis for CRLP for each of the five years ended December 31, 2003. The following information should be read together with the consolidated financial statements and notes thereto of CRLP in "Item 8. Financial Statements and Supplementary Data.

Dollar amounts in thousands, except unit data        2003            2002          2001          2000           1999
---------------------------------------------     ----------      ----------    -----------   -----------    -----------
OPERATING DATA
Total revenue                                     $  289,226      $  279,740    $   265,209   $   252,870    $   237,323
Expenses:
     Depreciation and amortization                    79,719          73,211         62,779        55,383         47,879
     Other operating expenses                        109,261          98,162         87,148        82,475         82,124
Income from operations                               100,246         108,367        115,282       115,012        107,320
Interest expense                                      66,613          63,760         69,185        69,445         55,734
Other income (expense), net                            7,568          35,860         15,810         8,689          7,918
Income from continuing operations                     41,201          80,462         61,906        53,837         59,053
Income from discontinued operations                   33,581          30,444         24,493        25,288         25,622
Distibutions to preferred unitholders                 28,608          24,438         22,280        19,813         18,531
Net income available to common unitholders            46,174          86,468         64,119        59,312         66,144
Per unit - basic and diluted:
     Net income - basic                                 1.30            2.60           2.01          1.81           1.88
     Net income - diluted                               1.29            2.58           2.00          1.81           1.88
     Distributions                                      2.66            2.64           2.52          2.40           2.32
                                                  ----------      ----------    -----------   -----------    -----------
BALANCE SHEET DATA
Land, buildings, and equipment, net               $1,970,695      $1,947,072    $ 1,756,255   $ 1,769,500    $ 1,586,332
Total assets                                       2,194,867       2,129,773      2,014,383     1,943,547      1,864,146
Total debt                                         1,267,865       1,262,193      1,191,791     1,179,095      1,039,863
                                                  ----------      ----------    -----------   -----------    -----------
OTHER DATA
Total properties (at end of period)                      112             106            108           115            111

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

            The following discussion and analysis of the consolidated financial condition and consolidated results of operations should be read together with the consolidated financial statements of CRLP and notes thereto contained in this Form 10-K.

GENERAL

            CRLP is the operating partnership of the Trust. The Trust's shares are listed on the New York Stock Exchange. We are engaged in the ownership, development, management, and leasing of multifamily communities, office buildings, retail malls and shopping centers. Our activities include full or partial ownership of a diversified portfolio of 112 properties as of December 31, 2003, located in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas, and Virginia, development of new properties, acquisition of existing properties, build-to-suit development, and the provision of management, leasing, and brokerage services for commercial real estate.

            As a lessor, substantially all of our revenue is derived from tenants under existing leases at our properties. Therefore, our operating cash flow is dependent upon the rents that we are able to charge to our tenants, and the ability of these tenants to make their rental payments. We believe that the diversified nature of the properties in which we typically invest - multifamily, office and retail - provides a more stable revenue flow in uncertain economic times. This is because our diversified property types generally do not have the same economic cycles and, while one property type may be experiencing difficulty, the other property types may be maintaining their strength.

            The following table summarizes certain key operating performance measures for our properties as of and for the years ended December 31, 2003 and 2002:

                                                                      AS OF AND FOR THE
                                                                    YEAR ENDED DECEMBER 31,
                                                                -----------------------------
                                                                    2003             2002
                                                                ------------     ------------
           MULTIFAMILY PROPERTIES

    Physical Occupancy                                                  92.9%            88.2%
    Economic Occupancy                                                  79.8%            77.8%
    Same-Property NOI Growth                                            -3.9%            -6.8%

    End of Month Scheduled Base
       Rent per Unit per Month                                  $        794     $        785
    Capital Expenditures per Unit                               $        460     $        523

              OFFICE PROPERTIES

    Physical Occupancy                                                  89.7%            91.0%
    Same-Property NOI Growth                                            -8.5%            -1.7%
    Base Rent per Square Foot                                   $      19.06     $      19.82
    Capital Expenditures per Square Foot                        $       2.47     $       2.32

              RETAIL PROPERTIES

    Same-Property NOI Growth                                            -0.2%            -0.5%

Regional Malls:
    Physical Occupancy                                                  91.5%            90.0%
    Base Rent per Square Foot                                   $      22.06     $      22.21
    Tenant Gross Sales per Square Foot                          $     270.23     $     267.02

Shopping Centers:
    Physical Occupancy                                                  86.0%            89.0%
    Base Rent per Square Foot                                   $      14.38     $      13.45
    Tenant Gross Sales per Square Foot                          $     234.56     $     232.64

1) Economic Occupancy represents scheduled base rents, less vacancy loss and concessions, divided by scheduled base rents.

2) NOI amounts are based on our segment data. See Item 8 - Notes to Consolidated Financial Statements - Note 7 - Segment Information.

            The recent economic downturn in the United States continues to negatively impact our operations. Our multifamily properties were impacted by a liberal supply of new apartments and a robust single-family housing market, driven by low interest rates and weak job growth. These factors drove down occupancy at our multifamily properties in 2002 and also caused base rents to decrease. As noted in the table above, multifamily occupancy and base rents began to increase in 2003, and we presently expect the trends will continue in 2004.

            Our office properties were negatively impacted by the absence of corporate hiring and a "buyers market" for office space in which increased tenant leverage put pressure on current rental rates. As a result, our office division's base rent per square foot decreased from $19.82 in 2002 to $19.06 in 2003, or a -3.8% change. Additionally, for the year ended December 31, 2003, we had approximately 183,000 square feet of early lease terminations and received lease termination fees on a portion of the terminations of approximately $2.6 million from our office properties. Future rental income from our office properties may be affected by future lease terminations because we may be unable to collect the full amount that was due under the lease and may incur additional cost in re-leasing the space. Although there is no way of predicting future lease terminations, we currently anticipate they will be significantly lower in 2004. We presently believe the office division will remain challenged throughout 2004 and improved operating performance may be achieved in 2005.

            Our retail properties underperformed the broader market in 2003, in part due to a retailer bankruptcy and same-property redevelopments that were undertaken in 2003. As of December 31, 2003, we had three retail redevelopment projects in progress with total estimated costs of $52.0 million, encompassing approximately 1.2 million square feet. As with any development, future rental income will be affected by the timing of the completion of the redevelopment projects, and the ability to timely lease the space at market rental rates. We currently anticipate two of the redevelopments to be completed in 2004 and one in late 2005. Throughout the recent economic downturn, consumer confidence has remained strong. As a result, we currently expect our retail division to show improved operating performance in 2004.

RECENT DEVELOPMENTS

            Fluctuations in our results of operations from period to period are affected by acquisitions, dispositions, new developments placed in service and other business transactions resulting from our efforts to develop new properties, and expand existing properties. During 2003, we completed the following new property openings, acquisitions, dispositions and business transactions:

      - In December 2003, we acquired Colonial Grand at Metrowest, a 311 unit multifamily apartment community located in Orlando, Florida.

      - In December 2003, we acquired Colonial Village at Quarry Oaks, a 533 unit multifamily apartment community located in Austin, Texas.

      - In December 2003, we acquired Colonial Center Research Place, a 272,558 square foot office asset located in Huntsville, Alabama.

      - In November 2003, we completed the construction of the retail portion of Colonial TownPark - Lake Mary, a 146,523 square foot shopping center located in Orlando, Florida, within the Colonial TownPark mixed-use development, which integrates multifamily, office and retail products.

      - In September 2003, we disposed of 2100 International Park, a 29,000 square foot office asset located in Birmingham, Alabama.

      - In June 2003, the Trust issued $75.2 million or 2,110,000 of its common shares at $35.65 per share in a public offering.

      - In May 2003, the Trust redeemed $125.0 million 8.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest of the Trust.

      - In May 2003, we completed the construction of Colonial Center 200 at TownPark, a 154,661 square foot Class A office asset located in Orlando, Florida, within our mixed-use development Colonial TownPark, which integrates multifamily, office and retail products.

      - In April 2003, we completed a $125.0 million public offering of senior notes at a rate of 6.15%.

      - In April 2003, the Trust issued $125.0 million or 5,000,000 depositary shares, each representing 1/10 of a share of 8.125% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest of the Trust.

      - In March 2003, we disposed of Colonial Promenade Bardmoor, a 152,667 square foot retail asset located in St. Petersburg, Florida.

      - In March 2003, we disposed of Colonial Grand at Citrus Park, a 176 unit multifamily apartment community located in Tampa, Florida.

      - Throughout 2003, we sold various parcels of land for an aggregate sales price of approximately $24.0 million.

            In accordance with Statement of Financial Accounting Standards No. 144 ("SFAS No. 144") Accounting for the Impairment or Disposal of Long-Lived Assets, we are required to extend the reporting requirements of discontinued operations to include components of an entity that has either been disposed or classified as held for sale. In addition to our discontinued operations in 2003 and 2002, during 2004, we have disposed of one office asset and three retail assets consisting of approximately 0.3 million square feet and one partially owned multifamily asset consisting of 240 units. Additionally, we have classified one multifamily asset containing 178 units and 8 retail assets containing approximately 3.7 million square feet as held for sale. We have also classified one partially owned retail entity as held for sale containing approximately 1.1 million square feet. The operating results of these properties have been reclassified as discontinued operations in the consolidated statements of operations for the Company for each of the three years in the period ended December 31, 2003.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2003 TO THE YEAR ENDED DECEMBER 31,
2002

            Base rent for the year ended December 31, 2003 increased $10.7 million or 4.8% as compared with the year ended December 31, 2002. Base rent increased $16.8 million as a result of the acquisitions of 901 Maitland Center, Colonial Center at Colonnade and Colonial Center Heathrow in 2002, coupled with a full year of operations of Colonial Grand TownPark and Colonial Center 600 TownPark, which were completed developments in 2002. The increase was offset by multifamily properties sold in 2002, which are classified as continuing operations, due to us retaining the management of the multifamily properties sold. The 2002 multifamily property sales resulted in decreased base rent of $4.9 million in 2003 as compared to 2002. The remaining decrease is primarily a result of an increase in move-in concessions at our multifamily properties, which is a function of the declining employment growth and a robust single family housing market driven by lower interest rates.

            Percentage rent for the year ended December 31, 2003 increased $0.2 million or 7.2% as compared with the year ended December 31, 2002. The increase was primarily due to an increase in gross sales per square foot at our retail malls and the addition of new tenants at our retail malls that have recently completed redevelopment projects.

            Tenant recoveries for the year ended December 31, 2003 decreased $0.5 million or 1.8% as compared with the year ended December 31, 2002. The decrease was primarily due to a decrease in occupancy percentage as a result of early terminations at our office properties and the redevelopment of Colonial University Village in Auburn, Alabama during 2003. The decrease was partially offset by a full year of operations as a result of the acquisition of 901 Maitland Center, Colonial Center Colonnade, and Colonial Center Heathrow in 2002.

            Other property related revenue for the year ended December 31, 2003 increased $1.8 million or 11.2% as compared with the year ended December 31, 2002. Of the increase, $2.8 million is attributable to a full year of operations for the properties acquired and developed in 2002 and an increase in lease buy out income of $0.6 million primarily as a result of early lease terminations within our office division in 2003 as compared to 2002. The increase was partially offset by a decrease in other ancillary income at our multifamily and retail properties.

            Other non-property related revenue for the year ended December 31, 2003 decreased $2.7 million or 36.5% as compared with the year ended December 31, 2002. The decrease is primarily due to a decrease in the recognition of development and leasing fees from unrelated third parties, as a result of the completion of the associated developments in 2002. Additionally, in 2002 we recognized $0.3 million of interest income, as a result of the sale of Colonial Grand at Spring Creek in December 2001, in which the Company held a note receivable on a portion of the sales price of the property through May 2002.

            General operating expenses of our operating properties for the year ended December 31, 2003 increased $1.1 million or 5.3% as compared to the year ended December 31, 2002. General operating expenses of the properties acquired and developed during 2002 increased $1.6 million in 2003 as compared to 2002. The increase was offset by a decrease of $0.5 million, which is attributable to the multifamily properties sold in 2002 that are classified within continuing operations.

            Salaries and benefits of our operating properties for the year ended December 31, 2003 increased $1.4 million or 11.1% as compared to the year ended December 31, 2002. Of the increase, $0.6 million is related to a full year of the salaries and benefits expenses of the properties acquired and developed during 2002, offset by a decrease related to the multifamily properties sold in 2002. The remaining increase is a result of an increase in payroll costs as a result of general salary increases to cover cost of living increases.

            Repairs and maintenance of our operating properties for the year ended December 31, 2003 increased $1.8 million or 7.1% as compared to the year ended December 31, 2002. Of the increase, $1.7 million is a result of a full year of operations of the properties acquired and developed in 2002, offset by a decrease of $0.4 million related to the multifamily properties sold in 2002. The remaining increase is related to repairs that occurred on certain of our older multifamily and retail assets in 2003 as compared to 2002.

            Taxes, licenses and insurance for our operating properties for the year ended December 31, 2003 increased $2.8 million or 11.6% as compared to the year ended December 31, 2002. The properties acquired and developed in 2002 contributed $2.2 million of the increase, offset by a decrease of $0.5 million related to the multifamily properties sold in 2002. The remaining increase is a result of an increase in overall property taxes on a number of our operating properties.

            General and administrative corporate expenses for the year ended December 31, 2003 increased $4.0 million or 25.7% as compared to the year ended December 31, 2002. The increase is attributable to an increase in management salaries as a result of the Company's continued growth, an increase in the expense recognized as a result of the issuance of restricted stock to executive management, an increase in professional fees in order to comply with the Sarbanes-Oxley Act, a reduction in the amount of direct salaries capitalized to development projects, and a charge of $1.1 million was recognized as a result of a retirement package granted to our chief financial officer in 2003.

            Depreciation and amortization expenses for the year ended December 31, 2003 increased $6.5 million or 8.9% as compared to the year ended December 31, 2002. $4.7 million of the increase is related to a full year of depreciation and amortization on the properties acquired and developed during 2002, offset by $1.2 million related to the multifamily properties sold in 2002. Additionally, the amortization of prepaid leasing commissions and tenant improvements on our existing properties increased approximately $4.5 million as a result of an increase in leasing activity in late 2002 and 2003.

            Interest expense for the year ended December 31, 2003 increased $2.9 million, or 4.5%, to $66.6 million as compared to the year ended December 31, 2002. The increase reflects the issuance of $125 million of senior notes by CRLP at 6.15% during April 2003 and a full year of interest on the debt assumed with the acquisition of Colonial Center Heathrow in 2002. Additionally, the increase is offset by a decrease in the LIBOR rate in 2003 and lower interest expense on our line of credit due to a lower average loan balance resulting from our equity offering and disposition activity in the early to mid part of 2003.

            Income from partially owned entities for the year ended December 31, 2003 decreased $0.9 million or 87.0% as compared to the same period for 2002. The decrease reflects a $1.1 million increase in depreciation expense and a $0.9 million increase in interest expense at our partially owned entities, which primarily relates to a full year of depreciation and interest of Parkway Place in 2003 that was placed-in-service in late 2002. Parkway Place is a joint venture in which we maintain a 45.0% interest. Additionally, in 2002, we recognized a $0.6 million gain on sale of 25.0% of our investment in Colonial Promenade Madison Joint Venture. Prior to the sale of this interest, we held a 50.0% interest in the Colonial Promenade Madison Joint Venture. The decrease is partially offset by the increase in income from operations as a result of a full year of operations of Parkway Place.

            Ineffectiveness of hedging activities for the year ended December 31, 2003 increased $0.3 million as compared to the same period for 2002. The increase is primarily attributable to the reduction of our outstanding line of credit below the $150.0 million total hedged notional amount. In accordance with SFAS 133, we were required to dedesignate one of our $50.0 million interest rate swaps, in which a charge of $0.2 million was recorded in the first quarter of 2003. The remaining decrease is a result of hedge ineffectiveness on our remaining outstanding interest rate swap agreements.

            Gains from sales of property included in continuing operations for the year ended December 31, 2003 decreased $27.6 million to $7.9 million as compared to the year ended December 31, 2002. The decrease is a result of the sale of ten operating properties and various parcels of land in 2002 as compared to the sale of no operating properties in 2003 and various parcels of land. In 2003, all operating property sales are classified as discontinued operations. The operating property sales that occurred in 2002 are classified within continuing operations, as a result of us maintaining a continuing interest in the properties through the management of the properties sold.

            Other income (expense) for the year ended December 31, 2003 decreased $0.5 million as compared to the same period in 2002. The decrease is primarily attributable to a decrease in income tax expense as a result of the decrease in income from unrelated third parties to CPSI in 2003 as compared to 2002. CPSI provides property development, leasing and management services for third party owned properties and administrative services to us.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2002 TO THE YEAR ENDED DECEMBER 31,
2001

            Base rent for the year ended December 31, 2002 increased $7.2 million or 3.3% as compared with the year ended December 31, 2001. The increase was primarily due to the acquisitions of 901 Maitland Center, Colonial Center at Colonnade and Colonial Center Heathrow, which were acquired during 2002, coupled with the completion of Colonial Grand TownPark - Lake Mary, Colonial Village TownPark - Sarasota and Colonial Center 600 TownPark, which were completed developments in 2002. The increase was primarily offset by the disposition of eight multifamily properties and one retail property in 2002, in which we retained management of the properties, and therefore the operations of these properties are included in continuing operations.

            Tenant recoveries for the year ended December 31, 2002 increased $4.0 million or 15.9% as compared with the year ended December 31, 2001. The increase was primarily due to the office and retail properties acquired in 2002 and the completion of the redevelopment of Colonial Brookwood Village in late 2001.

            Other property related revenue for the year ended December 31, 2002 decreased $0.2 million or 1.1% as compared with the year ended December 31, 2001. The decrease is primarily the result of a decrease in cable contract income within our multifamily division.

            Other non-property related revenue for the year ended December 31, 2002 increased $3.5 million or 90.9% as compared with the year ended December 31, 2001. The increase is primarily due to an increase in the recognition of development and leasing fees from unrelated third parties, as a result of the completion of the associated developments in 2002. Additionally, in 2002 we recognized $0.3 million of interest income in 2002, as a result of the sale of Colonial Grand at Spring Creek in December 2001, in which the Company held a note receivable for a portion of the sales price of the property through May 2002. Also, a portion of the increase is due to the consolidation of CPSI, effective September 1, 2002.

            General operating expenses of our operating properties for the year ended December 31, 2002 increased $2.0 million or 10.6% as compared to the year ended December 31, 2001. The increase is due to the general operating expenses of the properties acquired and developed during 2002, offset by the multifamily properties sold in 2001 and 2002.

            Salaries and benefits of our operating properties for the year ended December 31, 2002 decreased $0.8 million or 6.1% as compared to the year ended December 31, 2001. The decrease is primarily due to the disposition of eight multifamily properties and one retail property in that are classified as continuing operations in 2002. The decrease is partially offset by the acquisition of three office properties and one retail property. Therefore, as multifamily properties are more labor intensive than office properties, we experienced a decrease in overall salaries and benefits. Also, the decrease is a result of the majority of our retail properties contracting out security services in 2002 to third party security companies, as compared to 2001.

            Repairs and maintenance of our operating properties for the year ended December 31, 2002 increased $2.9 million or 13.1% as compared to the year ended December 31, 2001. Of the increase, $1.9 million is a result of the properties acquired and placed in service in 2002, offset by the multifamily properties sold in 2002. The remaining increase is primarily the result of an increase in contract services costs in 2002 as compared to 2001. In order to reduce overall operating costs, we have contracted out various services to third parties at our retail properties and reduced our internal salaries and benefits costs associated with these types of services.

            Taxes, licenses and insurance for our operating properties for the year ended December 31, 2002 increased $2.3 million or 10.7% as compared to the year ended December 31, 2001. The increase is primarily due to the property taxes on the properties acquired and developed during 2002. Additionally, as the insurance and reinsurance markets worsened in late 2001 and 2002, we experienced an increase in overall insurance costs at our existing properties during 2002 as compared to 2001.

            General and administrative corporate expenses for the year ended December 31, 2002 increased $4.6 million or 42.7% as compared to the year ended December 31, 2001. Of this increase, $3.9 million is a result of the consolidation of CPSI, which was effective September 1, 2002. Prior to September 1, 2002, CPSI was a partially owned entity and was accounted for on the equity basis, and its results of operations were included in income from partially owned entities. Further, the increase is attributable to an increase in management salaries as a result of our continued growth.

            Depreciation and amortization expenses for the year ended December 31, 2002 increased $10.4 million or 16.6% as compared to the year ended December 31, 2001. The increase is primarily due to the properties acquired during 2002 and the properties developed during 2001 and 2002, offset by the properties sold in 2002 and 2001. Additionally, the increase is partially attributable to the consolidation of CPSI in September 2002 and an increase in the amortization of leasing commissions as a result of an increase in leasing activity.

            Interest expense for the year ended December 31, 2002 decreased $5.4 million or 7.8% to $63.8 million as compared to the year ended December 31, 2001. The decrease in interest expense was primarily attributable to the decrease in variable interest rate environment in 2002 as compared to 2001. We had $267.2 million of floating rate debt outstanding at December 31, 2002. The decrease reflects a lower LIBOR rate in 2002 as compared to 2001.

            Gains from sales of property included in continuing operations for the year ended December 31, 2002 increased $19.8 million to $35.5 million as compared to the year ended December 31, 2001. The increase is a result of the sale of ten properties and various parcels of land in 2002, as compared to nine properties in 2001. The increase in gains from sales of property is primarily the result of selling more assets in 2002 that in 2001 and selling older assets with lower recorded book values in 2002 versus the sales in 2001.

            Other income (expense) for the year ended December 31, 2002 decreased $0.6 million as compared to the same period in 2001. The increase is primarily attributable to an increase in income tax expense as a result of the increase in income from unrelated third parties to CPSI in 2002 as compared to 2001. CPSI provides property development, leasing and management services for third party owned properties and administrative services to us.

SUMMARY OF CRITICAL ACCOUNTING POLICIES

            We believe our accounting policies are in conformity with Generally Accepted Accounting Principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied resulting in a different presentation of our financial statements. Management considers the following accounting policies to be critical to our reported operating results:

            Real Estate Development and Acquisitions

            We capitalize all costs, including interest and real estate taxes that are associated with a development, construction, expansion, or leasing of real estate investments as a cost of the property. All other expenditures necessary to maintain a property in ordinary operating condition are expensed as incurred.

            Costs incurred during predevelopment are capitalized after we have identified a development site, determined that a project is feasible, and concluded that it is probable that the project will proceed. While we believe we will recover this capital through the successful development of such projects, it is possible that a write-off of unrecoverable amounts could occur. Once it becomes probable that a development will not be successful, the predevelopment costs that have been previously capitalized are expensed.

            We evaluate our properties, at least annually or upon the occurrence of significant changes in the operations, to assess whether any impairment indications are present, including recurring operating losses and significant adverse changes in legal factors or business environment that affect the recovery of the recorded value. If any property is considered impaired, a loss is provided to reduce the carrying value of the property to its estimated fair value. The valuation of real estate investments involves many subjective assumptions dependent upon future economic events that affect the ultimate value of the property.

            We are actively pursuing acquisition opportunities and will not be successful in all cases. Costs incurred related to these acquisition opportunities are expensed when it becomes probable that we will not be successful in the acquisition.

            Principles of Consolidation

            The consolidated financial statements include the accounts of CRLP, Colonial Properties Services, Inc. ("CPSI") and Colonial Properties Services Limited Partnership ("CPSLP"). All significant inter-company balances and transactions have been eliminated in the consolidated financial statements. Investments in entities that we do not control through majority voting interest or where the other owner has substantial participating rights are not consolidated and are reflected as investments in partially owned entities.

            Revenue Recognition

            We, as a lessor, have retained substantially all of the risks and benefits of ownership of our properties and account for our leases as operating leases. Rental income attributable to leases is recognized on a straight-line basis over the terms of the related lease. Certain leases contain provisions for additional rent based on a percentage of tenant sales. Percentage rents are recognized in the period in which sales thresholds are met. Recoveries from tenants for taxes, insurance, and other property operating expenses are recognized in the period the applicable costs are incurred in accordance with the terms of the respective leases.

            Other income received from long-term contracts signed in the normal course of business is recognized in accordance with the terms of the specific contract. Property management and development fee income is recognized when earned for services provided to third parties.

            Valuation of Receivables

            We are subject to tenant defaults and bankruptcies at our office and retail properties that could affect the collection of outstanding receivables. In order to mitigate these risks, we perform credit review and analysis on all commercial tenants and significant leases before they are executed. We evaluate the collectibility of outstanding receivables and record allowances as appropriate. Our policy is to record allowances for all outstanding receivables greater than 60 days past due for our office and retail properties.

            Due to the short-term nature of the leases at our multifamily properties, generally six months to one year, our exposure to tenant defaults and bankruptcies is minimized. Our policy is to record allowances for all outstanding receivables greater than 30 days past due at our multifamily properties.

            Accounting Policies for Derivatives

            We enter into derivative financial instruments from time to time, but do not use them for trading or speculative purposes. Interest rate cap agreements and interest rate swaps are used to reduce the potential impact of increases in interest rates on variable-rate debt. We adjust our balance sheets on an ongoing quarterly basis to reflect current fair market value of our derivatives. Changes in the fair value of derivatives are recorded each period in earnings or comprehensive income, as appropriate. The ineffective portion of the hedge is immediately recognized into earnings to the extent that the change in value of a derivative does not perfectly offset the change in value of the instrument being hedged. The unrealized gains and losses held in accumulated other comprehensive income (loss) will be reclassified to earnings over time and occurs when the hedged items are also recognized in earnings.

            We formally document all relationships between hedging instruments and hedged items, as well as our risk management objective and strategy for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedge transaction, the nature of the risk being hedged and how the hedging instrument's effectiveness in hedging the exposure to the hedged transaction's variability in cash flows attributable to the hedged risk will be assessed. Both at the inception of the hedge and on an ongoing basis, we assess whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows or fair values of hedged items. We are required to discontinue hedge accounting if a derivative is not determined to be highly effective as a hedge or has ceased to be a highly effective hedge.

LIQUIDITY AND CAPITAL RESOURCES

            Short-Term Liquidity Needs

            Our short-term liquidity requirements consist primarily of funds necessary to pay for operating expenses directly associated with our portfolio of properties (including regular maintenance items), capital expenditures incurred to lease our space (e.g., tenant improvements and leasing commissions), interest expense and scheduled principal payments on our outstanding debt, and quarterly distributions that we pay to our common and preferred unitholders. In the past, we have primarily satisfied these requirements through cash generated from operations. We believe that cash generated from operations and borrowings under our unsecured line of credit will be sufficient to meet our short-term liquidity requirements. However, factors described below and elsewhere herein may have a material adverse effect on our cash flow.

            The majority of our revenue is derived from tenants under existing leases at our properties. Therefore, our operating cash flow is dependent upon the rents that we are able to charge to our tenants, and the ability of these tenants to make their rental payments. We believe that the diversified nature of the properties in which we typically invest - multifamily, office and retail - provides a more stable revenue flow in uncertain economic times, in that our diversified property types generally do not have the same economic cycles and while one property type may be experiencing difficulty, the other property types may be maintaining their strength.

            The recent economic downturn in the United States has negatively impacted our operations. In particular, the Sunbelt region has experienced a slowdown in its economy. The industry slowdowns, higher unemployment rates, reduced demand for apartment homes and declines in household formations resulting from the economic slowdown, particularly in the Sunbelt region in which we operate, have adversely impacted our business. Although each of our three business segments has been adversely impacted by the decline in the economy, our multifamily properties, which rely heavily on short-term leases, have been most affected. Any continuation or worsening of current economic conditions generally and in our principal market areas may continue to have a negative impact on our results of operations and financial condition.

            The Trust has made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ending December 31, 1993. If the Trust qualifies for taxation as a REIT, it generally will not be subject to Federal income tax to the extent it distributes at least 90% of its REIT taxable income to its shareholders. Our partnership agreement requires us to distribute at least quarterly 100% of our available cash (as defined in the partnership agreement) to holders of our partnership units. Consistent with our partnership agreement, we intend to continue to distribute quarterly an amount of our available cash sufficient to enable the Trust to pay quarterly dividends to its shareholders in an amount necessary to satisfy the requirements applicable to REITs under the Internal Revenue Code.

            Long-Term Liquidity Needs

            Our long-term liquidity requirements consist primarily of funds necessary to pay for the principal amount of our long-term debt as it matures, significant non-recurring capital expenditures that need to be made periodically at our properties, development projects that we undertake and costs associated with acquisitions of properties that we pursue. Historically, we have satisfied these requirements principally through the most advantageous source of capital at that time, which has included the incurrence of new debt through borrowings (through public offerings of unsecured debt and private incurrence of secured and unsecured debt), sales of common and preferred stock by the Trust, capital raised through the disposition of assets, and joint venture capital transactions. We believe these sources of capital will continue to be available in the future to fund our long-term capital needs. However, factors described below and elsewhere herein may have a material adverse effect on our access to these capital sources.

            Our ability to incur additional debt is dependent upon a number of factors, including our credit ratings, the value of our unencumbered assets, our degree of leverage and borrowing restrictions imposed by our current lenders. We currently have investment grade ratings for prospective unsecured debt offerings from three major rating agencies. If we experienced a credit downgrade, we may be limited in our access to capital in the unsecured debt market, which we have historically utilized to fund investment activities, and the interest rate we are paying under our existing credit facility would increase.

            Our general partner's ability to raise funds through sales of common stock and preferred stock is dependent on, among other things, general market conditions for REITs, market perceptions about the Trust and the current trading price of our stock. We will continue to analyze which source of capital is most advantageous to us at any particular point in time, but the equity markets may not be consistently available on terms that are attractive.

            Over the last few years, we have maintained our asset recycling program, which allows us to maximize our investment returns through the sale of assets that have reached their maximum investment potential and reinvest the proceeds into opportunities with more growth potential. During 2003, we sold one multifamily property representing 176 units, one office property representing 29,000 square feet, and one retail property representing 152,667 square feet. The multifamily, office and retail properties were sold for a total sales price of $33.9 million, which was used to repay a portion of the borrowings under our unsecured line of credit and to support our investment activities. Our ability to generate cash from asset sales is limited by market conditions and certain rules applicable to REITs. Our ability to sell properties in the future to raise cash will be limited if market conditions make such sales unattractive.

            As of December 31, 2003, we have an unsecured bank line of credit providing for total borrowings of up to $320 million. This line of credit agreement bears interest at LIBOR plus a spread calculated based our unsecured debt ratings from time to time. Based on our current debt ratings, the spread is 105 basis points. The line of credit is renewable in November 2005, and provides for a one-year extension. The line of credit agreement includes a competitive bid feature that will allow us to convert up to $160 million under the line of credit to a fixed rate, for a fixed term not to exceed 90 days. The credit facility had an outstanding balance of $205.9 million at December 31, 2003. The floating weighted average interest rate of this short-term borrowing facility, including the competitive bid balance, was 2.16% at December 31, 2003.

            At December 31, 2003, our total consolidated outstanding debt balance was $1.3 billion. The outstanding balance includes fixed-rate debt of $1.0 billion, or 76.9% of the total debt balance, and floating-rate debt of $292.6 million, or 23.1% of the total debt balance. Our total market capitalization as of December 31, 2003 was $3.0 billion and our ratio of debt to market capitalization was 42.3%. We have certain loan agreements that contain restrictive covenants, which among other things require maintenance of various financial ratios. At December 31, 2003, we were in compliance with these covenants.

            Investing Activities

            During 2003, we acquired two multifamily properties containing 844 units and one office property containing 272,558 square feet at an aggregate cost of $77.5 million. We completed the construction of the 154,661 square foot Colonial Center 200 TownPark, a Class A office asset located in Orlando, Florida for a total cost of $18.6 million. Additional costs of $4.5 million are expected to be spent in future periods on tenant and building improvements as the remaining space is leased, bringing the total expected cost of the project to $23.1 million. Additionally, we completed the development of the retail portion of Colonial TownPark - Lake Mary, a 146,523 square foot shopping center located in Orlando, Florida, within the Colonial TownPark mixed-use development, which integrates multifamily, office and retail products. Project development costs including land acquisitions costs totaled $19.2 million.

            During 2003, we began the development of two new apartment communities. These communities, if developed as expected, will contain 712 units, and the total investment, including land acquisition costs, is projected to be approximately $54.4 million. We continued the development of one retail property and began the redevelopment of three retail properties. Upon completion of the retail developments and redevelopments, we expect to invest approximately $59.7 million, including land acquisition costs. Additionally, we have three ongoing mixed use projects that integrate multifamily, office and/or retail products. During 2003, we invested an aggregate of $72.5 million in the development of these aforementioned development projects and certain parcels of land that were acquired for future development.

            We regularly incur significant expenditures in connection with the re-leasing of our office and retail space, principally in the form of tenant improvements and leasing commissions. The amounts of these expenditures can vary significantly, depending on negotiations with tenants and the willingness of tenants to pay higher base rents over the life of the leases. We also incur expenditures for certain recurring capital expenses. During 2003, we incurred approximately $18.5 million related to tenant improvements and leasing commissions, and approximately $12.5 million of recurring capital expenditures. We expect to pay for future re-leasing and recurring capital expenditures out of cash from operations.

            Distribution

            The distribution on our common units of partnership interest was $0.665 per unit per quarter or $2.66 per unit annually in 2003. We also pay regular quarterly distributions on our preferred units. The maintenance of these distributions is subject to various factors, including the discretion of the Board of Trustees of the Trust, our ability to pay distributions under Delaware law, the availability of cash to make the necessary distributions and the effect of REIT distribution requirements, which require at least 90% of the Trust's taxable income to be distributed to its shareholders.

            Financing Transactions

            On April 4, 2003, we completed a $125.0 million public debt offering of unsecured senior notes. The notes, which mature in April 2013, bear a coupon rate of 6.15%, and were priced to yield an effective rate of 6.18% over the ten year term. We used the net proceeds of the offering to repay a portion of the outstanding balance on our unsecured line of credit.

            On April 30, 2003, the Trust entered into a transaction in which $125.0 million or 5,000,000 depositary shares, each representing 1/10 of a share of 8.125% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest of the Trust, were issued. The proceeds were contributed by the Trust to CRLP in exchange for the issuance by CRLP to the Trust of related Series D preferred units. The depositary shares may be redeemed by the Trust on or after April 30, 2008 and have a liquidation preference of $25.00 per depositary share. The depositary shares have no stated maturity, sinking fund or mandatory redemption and are not convertible into any other securities of the Trust. The net proceeds of the offering were approximately $120.7 million and were used to redeem the Trust's $125.0 million 8.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest ("Series A preferred shares") and the related Series A preferred units on May 7, 2003. Upon redemption of the Series A preferred units, we deducted the original issuance costs of the Series A preferred shares of $4.5 million from net income available to common unitholders, in accordance with the SEC's clarification of Emerging Issues Task Force (EITF) Abstracts, Topic No. D-42 "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock".

            On June 2, 2003, the Trust issued $75.2 million or 2,110,000 of its common shares at $35.65 per share in a public offering, in which Merrill Lynch & Co. acted as underwriter. The net proceeds from the offering, after deducting offering expenses were $72.5 million. The proceeds were contributed to CRLP in exchange for common units and were used to repay a portion of the outstanding balance on CRLP's unsecured line of credit.

CREDIT RATINGS

            Our credit ratings as of December 31, 2003 are as follows:

  RATING AGENCY         RATING (1)               LAST UPDATE
-----------------       ----------            -----------------
Standard & Poor's          BBB-               November 24, 2003
Moody's                    Baa3                August 1, 2003
Fitch                      BBB-                 July 1, 2003

(1) Ratings outlook is "stable".

            Our credit ratings are investment grade. If we experience a credit downgrade, we may be limited in our access to capital in the unsecured debt market, which we have historically utilized to fund its investment activities. In addition, our spread on our $320 million unsecured line of credit would increase as previously discussed.

MARKET RISK

            In the normal course of business, we are exposed to the effect of interest rate changes that could affect our results of operations and financial condition or cash flow. We limit these risks by following established risk management policies and procedures, including the use of derivative instruments to manage or hedge interest rate risk. The table below presents the principal amounts, weighted average interest rates, fair values and other terms required by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes at December 31, 2003.

                                                             EXPECTED MATURITY DATE                                    ESTIMATED
                            ----------------------------------------------------------------------------------------      FAIR
 (amounts in thousands)        2004         2005         2006         2007         2008      THEREAFTER     TOTAL        VALUE
------------------------    ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Fixed Rate Debt             $  145,443   $  127,818   $   89,580   $  178,205   $   18,542   $  415,671   $  975,259   $1,010,037
Average interest rate
    at December 31, 2003           7.3%         5.7%         7.9%         7.0%         8.0%         7.1%         7.0%           -

Variable Debt               $    2,521   $  157,987   $    2,052   $    2,052   $    2,052   $  125,942   $  292,606   $  292,606
Average interest rate
    at December 31, 2003           2.5%         2.2%         2.4%         2.4%         2.4%         2.4%         2.3%           -

            The table incorporates only those exposures that exist as of December 31, 2003. It does not consider those exposures or positions, which could arise after that date. Moreover, because firm commitments are not presented in the table above, the information presented therein has limited predictive value. As a result, our ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise during the period, our hedging strategies at that time, and interest rates.

            Our objective in using derivatives is to add stability to interest expense and to manage our exposure to interest rate movements or other identified risks. To accomplish this objective, we primarily use interest rate swaps and caps as part of our cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. During 2003, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt and existing lines of credit.

            We have entered into several different hedging transactions in an effort to manage our exposure to changes in interest rates. The following table summarizes the notional values, fair values and other characteristics of our derivative financial instruments at December 31, 2003. The notional value at December 31, 2003 provides an indication of the extent of our involvement in these instruments at that time, but does not represent exposure to credit, interest rate, or market risk.

                                                                                                  FAIR VALUE
                                                                   INTEREST                  AT DECEMBER 31, 2003
        PRODUCT TYPE                     NOTIONAL VALUE              RATE       MATURITY        (in thousands)
-----------------------------        ---------------------         --------     --------     --------------------
Interest Rate SWAP, Cash Flow        $30.2 - $27.7 million           5.932%      1/01/06     $             (2,126)
Interest Rate SWAP, Cash Flow        $        50.0 million           2.113%      1/02/04                       (1)
Interest Rate CAP, Cash Flow         $        21.1 million           6.850%      6/29/04                        -
Interest Rate CAP, Cash Flow         $        17.9 million           6.850%      7/06/04                        -
Interest Rate CAP, Cash Flow         $        30.4 million          11.200%      6/30/06                        6
Interest Rate CAP, Cash Flow         $        17.1 million           4.840%       4/1/04                        -
Interest Rate CAP, Cash Flow         $        27.0 million           4.840%       4/1/04                        -
Interest Rate CAP, Cash Flow         $         8.7 million           4.840%       4/1/04                        -

            We do not use derivatives for trading or speculative purposes. Further, we have a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors. When viewed in conjunction with the underlying and offsetting exposure that the derivatives are designed to hedge, we have not sustained a material loss from those instruments nor do we anticipate any material adverse effect on our net income or financial position in the future from the use of derivatives.

            At December 31, 2003, derivatives with a fair value of $6,195 were included in other assets and derivatives with a fair value of $2.1 million were included in other liabilities. The change in net unrealized gains/losses of $1.9 million in 2003 for derivatives designated as cash flow hedges is separately disclosed in the statement of changes in partners' equity. Hedge ineffectiveness of $0.4 million on cash flow hedges was recognized in other income (expense) during 2003.

            Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt. The change in net unrealized losses on cash flow hedges reflects a reclassification of $1.9 million of net unrealized losses from accumulated other comprehensive income (loss) to interest expense during 2003. During 2004, we estimate that an additional $1.5 million will be reclassified to earnings of the current balance held in accumulated other comprehensive income
(loss).

CONTRACTUAL OBLIGATIONS AND OTHER COMMERCIAL COMMITMENTS

            The following tables summarize the material aspects of our future contractual obligations and commercial commitments as of December 31, 2003:

            Contractual Obligations

                                                                      PAYMENTS DUE IN FISCAL
                                     ----------------------------------------------------------------------------------------
          (in thousands)               TOTAL         2004         2005         2006         2007         2008      THEREAFTER
--------------------------------     ----------   ----------   ----------   ----------   ----------   ----------   ----------
LONG-TERM DEBT:
    Consolidated                     $1,267,865   $  147,964   $  285,805   $   91,632   $  180,257   $   20,594   $  541,613
    Partially Owned Entities (1)         78,578       29,317       31,763          254          275          293       16,676
                                     ----------   ----------   ----------   ----------   ----------   ----------   ----------
TOTAL LONG-TERM DEBT                  1,346,443      177,281      317,568       91,886      180,532       20,887      558,289

Ground lease commitments                  7,668          113          113          113          113          113        7,103
                                     ----------   ----------   ----------   ----------   ----------   ----------   ----------
TOTAL                                $1,354,111   $  177,394   $  317,681   $   91,999   $  180,645   $   21,000   $  565,392
                                     ==========   ==========   ==========   ==========   ==========   ==========   ==========

(1) Represents CRLP's pro rata share of principal maturities and excludes net premiums and discounts.

            Other Commercial Commitments

                                                                        AMOUNTS EXPIRING IN FISCAL
                                TOTAL AMOUNTS   ---------------------------------------------------------------------------
       (in thousands)             COMMITTED        2004         2005         2006         2007         2008      THEREAFTER
-----------------------------   -------------   ----------   ----------   ----------   ----------   ----------   ----------
Standby Letters of Credit        $      600     $      600   $        -   $        -   $        -   $        -   $        -
Guarantees                           13,643          3,300        9,343            -            -            -        1,000
Other Commercial Commitments          4,000              -            -            -        4,000            -            -
                                 ----------     ----------   ----------   ----------   ----------   ----------   ----------
TOTAL COMMERCIAL COMMITMENTS     $   18,243     $    3,900   $    9,343   $        -   $    4,000   $        -   $    1,000
                                 ==========     ==========   ==========   ==========   ==========   ==========   ==========

GUARANTEES AND OTHER ARRANGEMENTS

            During January 2000, CRLP initiated and completed an Executive Unit Purchase Program ("Unit Purchase Program"), in which the Trust's Board of Trustees and certain members of CRLP's management were able to purchase 425,925 units of CRLP. The value of the units purchased under the Unit Purchase Program was approximately $10.0 million. Under the Unit Purchase Program, the Trust's Board of Trustees and the members of management obtained full-recourse personal loans from an unrelated financial institution, in order to purchase the units. As of December 31, 2003, the outstanding balance on these loans was $9.4 million as some participants have exited the program and repaid their principal balance. The units, which have a market value of approximately $16.0 million at December 31, 2003, are pledged as collateral against the loans. We have provided a guarantee to the unrelated financial institution for the personal loans, which mature in January 2005. At December 31, 2003, no liability was recorded on our books for the guarantee.

            In August 2001, we entered into an agreement to provide services to an unrelated third party in connection with the third party's development of a $30.0 million multifamily property in North Carolina. We were engaged to serve as development consultant and leasing and management agent for this property. In addition, for a fee, we are serving as a guarantor for a $3.3 million working capital loan obtained by the three principals of the third party entity, which loan is primarily collateralized jointly and severally by the personal assets of the borrowers, and matures in August 2004. At December 31, 2003, no liability was recorded on our books for the guarantee. We have a right of first refusal to purchase the property should the third party elect to sell. Over the term of the agreement, we expect to earn market fees for our services.

            During August 2002, in connection with the purchase of Heathrow International Business Center, we entered into an agreement to acquire one new office building that contains 192,000 square feet. The closing for this acquisition is anticipated to occur upon the earlier of August 2005 or at such time that the seller achieves certain leasing targets for the property. The purchase price will be determined based upon the percentage of gross leasable area actually leased and the net operating income generated by the leases at the time of acquisition.

            During December 2002, we entered into an agreement with an unrelated third party in connection with the third party's development of a $23.5 million multifamily property in Tampa, Florida. We have agreed to loan approximately $4.0 million, which represents 17.0% of the development costs to the third party during the development of the property. Under the agreement, the balance of the loan matures in December 2007. At December 31, 2003, we had funded approximately $1.6 million to the unrelated third party. We have a right of first refusal to purchase the property should the third party elect to sell.

            During December 2002, we sold 90% of our interest in Colonial Promenade Hoover for a total sales price of $20.5 million, and formed Highway 150 LLC, in which we maintain 10% ownership and manage the property. In connection with the formation of Highway 150 LLC, we executed a guaranty, pursuant to which we would serve as a guarantor of $1.0 million of the debt related to the joint venture, which is collateralized by the Colonial Promenade Hoover retail property. Our maximum guarantee of $1.0 million may be requested by the lender, only after all of the rights and remedies available under the associated note and security agreements have been exercised and exhausted. At December 31, 2003, the total amount of debt of the joint venture was approximately $17.6 million and matures in December 2012. At December 31, 2003, no liability was recorded on our books for the guarantee.

            During April 2003, we entered into an agreement with an unrelated third party in connection with the third party's development of a $19.4 million multifamily property in Charlotte, North Carolina. We agreed to loan approximately $3.3 million, which represented 17.0% of the development costs to the third party during the development of the property. We have the first right of refusal to purchase the property should the third party elect to sell. During December 2003, the third party elected to sell the property prior to completion of the development. At that time, we purchased the property for approximately $4.0 million and recorded it within construction in progress on our balance sheet. We will continue to develop the property, which is a 252 unit apartment community with total expected costs of $19.4 million. The development is expected to be completed in the first quarter of 2005.

            In connection with the contribution of certain assets to CRLP, certain partners of CRLP have guaranteed indebtedness of CRLP totaling $27.3 million at December 31, 2003. The guarantees are held in order for the contributing partners to maintain their tax deferred status on the contributed assets. These individuals have not been indemnified by CRLP. Additionally, certain unitholders of CRLP and trustees of the Trust have guaranteed indebtedness of CRLP totaling $0.5 million at December 31, 2003. CRLP has indemnified these individuals from their guarantees of this indebtedness.

OUTLOOK

            Management intends to maintain our strength through continued diversification, while pursuing acquisitions and developments that meet our criteria for property quality, market strength, and investment return. Management will continue to use our line of credit to provide short-term financing for acquisition, development, and re-development activities and plans to continue to replace significant borrowings under the bank line of credit with funds generated from the sale of additional debt and equity securities and permanent financing, as market conditions permit. Management believes that these potential sources of funds, along with the possibility of issuing limited partnership units in exchange for properties, will provide us with the means to finance additional acquisitions, developments, and expansions.

            In addition to the issuance of equity and debt, management is investigating alternate financing methods and sources to raise future capital. Private placements, joint ventures, and non-traditional equity and debt offerings are some of the alternatives we are contemplating.

            Management anticipates that our net cash provided by operations and our existing cash balances will provide the necessary funds on a short- and long- term basis to cover our operating expenses, interest expense on outstanding indebtedness, recurring capital expenditures, and distributions to unitholders in an amount necessary to permit the Trust to make dividends to its shareholders in accordance with Internal Revenue Code requirements applicable to real estate investment trusts.

INFLATION

            Leases at the multifamily properties generally provide for an initial term of six months to one year and allow for rent adjustments at the time of renewal. Leases at the office properties typically provide for rent adjustments and the pass-through of certain operating expenses during the term of the lease. Substantially all of the leases at the retail properties provide for the pass-through to tenants of certain operating costs, including real estate taxes, common area maintenance expenses, and insurance. All of these provisions permit us to increase rental rates or other charges to tenants in response to rising prices and, therefore, serve to minimize our exposure to the adverse effects of inflation.

            An increase in general price levels may immediately precede, or accompany, an increase in interest rates. At December 31, 2003, our exposure to rising interest rates was mitigated by the existing debt level of 42.3% of our total market capitalization, the high percentage of fixed rate debt (76.9%), and the use of interest rate swaps to effectively fix the interest rate on approximately $30.0 million through January 2006. As it relates to the short-term, increases in interest expense resulting from increasing inflation is anticipated to be less than future increases in income before interest.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

            The information required by this item is incorporated by reference from "Management's Discussion and Analysis of Financial Condition and Results of Operations - Market Risk".

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

            The following are filed as a part of this report:

            Financial Statements:

                  Consolidated Balance Sheets as of December 31, 2003 and 2002

                  Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2003, 2002, and 2001

                  Consolidated Statements of Partners' Equity for the years ended December 31, 2003, 2002, and 2001

                  Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002, and 2001

                  Notes to Consolidated Financial Statements

            Report of Independent Accountants

                       COLONIAL REALTY LIMITED PARTNERSHIP
                           CONSOLIDATED BALANCE SHEETS
                             (amounts in thousands)

December 31, 2003 and 2002

                                                                                         2003           2002
                                                                                     ------------   ------------
ASSETS
Land, buildings, & equipment, net                                                    $  2,378,821   $  2,280,943
Undeveloped land and construction in progress                                             114,262         82,520
Less: Accumulated Depreciation                                                           (419,817)      (345,914)
Real estate assets held for sale, net                                                      11,691         12,043
                                                                                     ------------   ------------
      Net real estate assets                                                            2,084,957      2,029,592

Cash and equivalents                                                                        8,070          6,236
Restricted cash                                                                             1,879          1,481
Accounts receivable, net                                                                   10,260         10,395
Prepaid expenses                                                                            6,580          7,560
Notes receivable                                                                            2,504          1,307
Deferred debt and lease costs                                                              25,832         23,157
Investment in partially owned entities                                                     37,496         36,265
Other assets                                                                               17,289         13,780
                                                                                     ------------   ------------
                                                                                     $  2,194,867   $  2,129,773
                                                                                     ============   ============

LIABILITIES AND PARTNERS' EQUITY
Notes and mortgages payable                                                          $  1,267,865   $  1,262,193
Accounts payable                                                                           17,989         15,646
Accounts payable to affiliates                                                                  -          1,103
Accrued interest                                                                           14,916         13,974
Accrued expenses                                                                            6,983          6,516
Tenant deposits                                                                             3,239          3,201
Unearned rent                                                                               6,878          7,736
Other liabilities                                                                           3,715          4,497
                                                                                     ------------   ------------
      Total liabilities                                                                 1,321,585      1,314,866
                                                                                     ------------   ------------

Limited partners' redeemable units, at redemption value - 10,361,034 and
      10,788,341 units outstanding at December 31, 2003 and 2002, respectively            410,297        366,156

General partner -
      Common equity - 26,394,197 and 22,850,480 units outstanding at
      December 31, 2003 and 2002, respectively                                            198,597        186,263
      Preferred equity ($175,000 liquidation preference)                                  168,703        168,669

Limited partners' preferred equity ($100,000 liquidation preference)                       97,406         97,406
Accumulated other comprehensive income (loss)                                              (1,721)        (3,587)
                                                                                     ------------   ------------
      Total partners' equity                                                              462,985        448,751
                                                                                     ============   ============

                                                                                     $  2,194,867   $  2,129,773
                                                                                     ============   ============

The accompanying notes are an integral part of these financial statements.

                       COLONIAL REALTY LIMITED PARTNERSHIP
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                  (amounts in thousands, except per unit data)

For the Years Ended December 31, 2003, 2002 and 2001

                                                                                         2003           2002           2001
                                                                                     ------------   ------------   ------------
REVENUE:
      Base rent                                                                      $    234,030   $    223,407   $    216,050
      Base rent from affiliates                                                             1,079            969          1,135
      Percentage rent                                                                       2,494          2,327          2,361
      Tenant recoveries                                                                    28,694         29,218         25,201
      Other property related revenue                                                       18,201         16,370         16,560
      Other non-property related revenue                                                    4,728          7,449          3,902
                                                                                     ------------   ------------   ------------
          Total revenue                                                                   289,226        279,740        265,209
                                                                                     ------------   ------------   ------------
Property operating expenses:
      General operating expenses                                                           21,808         20,705         18,724
      Salaries and benefits                                                                14,232         12,809         13,639
      Repairs and maintenance                                                              26,737         24,959         22,074
      Taxes, licenses, and insurance                                                       27,003         24,193         21,853
General and administrative                                                                 19,481         15,496         10,858
Depreciation                                                                               71,959         64,262         55,414
Amortization                                                                                7,760          8,949          7,365
                                                                                     ------------   ------------   ------------
          Total operating expenses                                                        188,980        171,373        149,927
                                                                                     ------------   ------------   ------------
          Income from operations                                                          100,246        108,367        115,282
                                                                                     ------------   ------------   ------------
Other income (expense):
      Interest expense                                                                    (66,613)       (63,760)       (69,185)
      Income from partially owned entities                                                    129            990            166
      Ineffectiveness of hedging activities                                                  (361)           (23)           (15)
      Gains from sales of property                                                          7,921         35,506         15,673
      Other                                                                                  (121)          (618)           (15)
                                                                                     ------------   ------------   ------------
          Total other expense                                                             (59,045)       (27,905)       (53,376)
                                                                                     ------------   ------------   ------------
          INCOME FROM CONTINUING OPERATIONS                                                41,201         80,462         61,906
                                                                                     ------------   ------------   ------------

Income from discontinued operations                                                        23,039         24,398         24,492
Gain on disposal of discontinued operations                                                10,542          6,046              1
                                                                                     ------------   ------------   ------------
          INCOME FROM DISCONTINUED OPERATIONS                                              33,581         30,444         24,493
                                                                                     ------------   ------------   ------------
          NET INCOME                                                                       74,782        110,906         86,399
                                                                                     ------------   ------------   ------------

Distributions to general partner preferred unitholders                                    (15,282)       (15,563)       (13,405)
Distributions to limited partner preferred unitholders                                     (8,875)        (8,875)        (8,875)
Preferred unit issuance costs                                                              (4,451)             -              -
                                                                                     ------------   ------------   ------------
          NET INCOME AVAILABLE TO COMMON UNITHOLDERS                                       46,174         86,468         64,119

Net income available to common unitholders allocated to limited partners                  (13,626)       (28,716)       (22,461)
                                                                                     ------------   ------------   ------------
          NET INCOME AVAILABLE TO COMMON UNITHOLDERS ALLOCATED TO
               GENERAL PARTNER                                                       $     32,548   $     57,752   $     41,658
                                                                                     ============   ============   ============

NET INCOME AVAILABLE TO COMMON UNITHOLDERS PER COMMON UNIT - BASIC:
          Income from continuing operations                                          $       0.35   $       1.68   $       1.24
          Income from discontinued operations                                                0.95           0.92           0.77
                                                                                     ------------   ------------   ------------
          NET INCOME AVAILABLE TO COMMON UNITHOLDERS PER COMMON UNIT - BASIC         $       1.30   $       2.60   $       2.01
                                                                                     ============   ============   ============

NET INCOME AVAILABLE TO COMMON UNITHOLDERS PER COMMON UNIT - DILUTED:
          Income from continuing operations                                          $       0.35   $       1.67   $       1.24
          Income from discontinued operations                                                0.94           0.91           0.76
                                                                                     ------------   ------------   ------------
          NET INCOME AVAILABLE TO COMMON UNITHOLDERS PER COMMON UNIT - DILUTED       $       1.29   $       2.58   $       2.00
                                                                                     ============   ============   ============

Weighted average common units outstanding - basic                                          35,416         33,170         32,003
Weighted average common units outstanding - diluted                                        35,682         33,424         32,114
                                                                                     ============   ============   ============

Net income available to common unitholders                                           $     46,174   $     86,468   $     64,119
Other comprehensive income (loss)
      Unrealized income (loss) on cash flow hedging activities                              1,866         (2,184)        (1,403)
                                                                                     ------------   ------------   ------------
Comprehensive income                                                                 $     48,040   $     84,284   $     62,716
                                                                                     ============   ============   ============

The accompanying notes are an integral part of these financial statements.

                       COLONIAL REALTY LIMITED PARTNERSHIP
                   CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY
                             (amounts in thousands)

For the Years Ended December 31, 2003, 2002 and 2001

                                                             GENERAL PARTNER            LIMITED      ACCUMULATED
                                                        ---------------------------     PARTNERS'       OTHER
                                                           COMMON        PREFERRED      PREFERRED    COMPREHENSIVE
                                                           EQUITY          EQUITY         EQUITY     INCOME (LOSS)      TOTAL
                                                        ------------   ------------   ------------   -------------   ------------
Balance, December 31, 2000                              $    226,967   $    120,549   $     97,406   $         -0-   $    444,922

      Net income available to common unitholders
           before preferred unit distributions                64,119         13,405          8,875               -         86,399
      Net income available to common unitholders
           allocated to limited partners                     (22,461)             -              -               -        (22,461)
      Cash contributions                                       4,942              -              -               -          4,942
      Issuance of preferred units                             48,125              -              -          48,125
      Distributions                                          (80,636)       (13,405)        (8,875)              -       (102,916)
      Change in fair value of hedging activity                     -              -              -          (1,403)        (1,403)
      Adjustment of limited partner common equity
           to redemption value                               (32,572)             -              -               -        (32,572)
                                                        ------------   ------------   ------------   -------------   ------------
Balance, December 31, 2001                                   160,359        168,674         97,406          (1,403)       425,036

      Net income available to common unitholders
           before preferred unit distributions                86,468         15,563          8,875               -        110,906
      Net income available to common unitholders
           allocated to limited partners                     (28,716)             -              -               -        (28,716)
      Cash contributions                                      27,717              -              -               -         27,717
      Issuance of common units of beneficial interest         17,551              -              -               -         17,551
      Distributions                                          (87,285)       (15,563)        (8,875)              -       (111,723)
      Change in fair value of hedging activity                     -              -              -          (2,184)        (2,184)
      Adjustment of limited partner common equity
           to redemption value                                10,164              -              -               -         10,164
                                                        ------------   ------------   ------------   -------------   ------------
Balance, December 31, 2002                                   186,258        168,674         97,406          (3,587)       448,751

      Net income available to common unitholders
           before preferred unit distributions                46,174         15,282          8,875               -         70,331
      Net income available to common unitholders
           allocated to limited partners                     (13,626)             -              -               -        (13,626)
      Cash contributions                                      31,468              -              -               -         31,468
      Issuance of common units of beneficial interest         72,441              -              -               -         72,441
      Redemption of preferred units                                -       (120,549)             -               -       (120,549)
      Issuance of preferred units                                  -        120,578              -               -        120,578
      Distributions                                          (93,603)       (15,282)        (8,875)              -       (117,760)
      Change in fair value of hedging activity                     -              -              -           1,866          1,866
      Adjustment of limited partner common equity
           to redemption value                               (30,515)             -              -               -        (30,515)
                                                        ------------   ------------   ------------   -------------   ------------
Balance, December 31, 2003                              $    198,597   $    168,703   $     97,406   $      (1,721)  $    462,985
                                                        ============   ============   ============   =============   ============

The accompanying notes are an integral part of these financial statements.

                       COLONIAL REALTY LIMITED PARTNERSHIP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (amounts in thousands)

For the Years Ended December 31, 2003, 2002 and 2001

                                                                                         2003           2002           2001
                                                                                     ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net  income                                                                     $     74,782   $    110,906   $     86,399
     Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation and amortization                                                        88,814         82,835         72,357
      Income from partially owned entities                                                   (608)        (1,968)        (1,510)
      Gains from sales of property                                                        (18,462)       (41,552)       (15,674)
      Other, net                                                                              -0-             83          1,064
      Decrease (increase) in:
        Restricted cash                                                                      (398)           774            224
        Accounts receivable                                                                   128          1,871            425
        Prepaid expenses                                                                      980            (87)        (2,986)
        Other assets                                                                       (9,349)        (8,666)        (6,874)
      Increase (decrease) in:
        Accounts payable                                                                    1,240         (3,952)        (1,840)
        Accrued interest                                                                      942          2,489         (3,051)
        Accrued expenses and other                                                           (278)        (1,143)         7,346
                                                                                     ------------   ------------   ------------
        NET CASH PROVIDED BY OPERATING ACTIVITIES                                         137,791        141,590        135,880
                                                                                     ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisition of properties                                                            (77,472)      (150,808)           -0-
     Development expenditures                                                             (42,275)       (13,088)       (48,744)
     Development expenditures paid to an affiliate                                        (30,242)       (36,908)       (89,047)
     Tenant improvements                                                                  (14,002)       (25,556)       (21,278)
     Capital expenditures                                                                 (12,447)       (13,984)       (13,582)
     Proceeds from (issuance of) notes receivable                                          (1,197)        10,946          9,859
     Proceeds from sales of property, net of selling costs                                 55,701        132,241         76,190
     Distributions from partnerships                                                        3,743          5,420          2,695
     Capital contributions to partnerships                                                 (4,366)        (8,123)        (4,764)
                                                                                     ------------   ------------   ------------
        NET CASH USED IN INVESTING ACTIVITIES                                            (122,557)       (99,860)       (88,671)
                                                                                     ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Principal reductions of debt                                                        (175,964)       (73,248)       (84,553)
     Proceeds from additional borrowings                                                  186,470        151,285         48,988
     Net change in revolving credit balances                                               (2,279)       (52,989)        46,968
     Proceeds from preferred unit issuance, net of expenses paid                          120,578            -0-         48,122
     Proceeds from issuance of limited partnership units, net of expenses paid             72,441         17,551
     Redemption of preferred units                                                       (125,000)           -0-            -0-
     Cash contributions                                                                    31,468         27,717          4,172
     Distributions to common and preferred unitholders                                   (117,760)      (111,723)      (102,916)
     Payment of mortgage financing cost                                                    (3,354)        (4,214)        (1,794)
     Other, net                                                                               -0-            -0-           (344)
                                                                                     ------------   ------------   ------------
        NET CASH USED IN FINANCING ACTIVITIES                                             (13,400)       (45,621)       (41,357)
                                                                                     ------------   ------------   ------------
        Increase (decrease) in cash and equivalents                                         1,834         (3,891)         5,852
Cash and equivalents, beginning of period                                                   6,236         10,127          4,275
                                                                                     ------------   ------------   ------------
Cash and equivalents, end of period                                                  $      8,070   $      6,236   $     10,127
                                                                                     ============   ============   ============

Supplemental disclosures of cash flow information:
     Cash paid during the year for interest, net of amounts capitalized              $     66,614   $     62,776   $     74,448
                                                                                     ============   ============   ============

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

            ORGANIZATION - Colonial Realty Limited Partnership ("CRLP"), a Delaware limited partnership, is the operating partnership of Colonial Properties Trust (the "Trust"), an Alabama real estate investment trust ("REIT") whose shares are listed on the New York Stock Exchange ("NYSE"). CRLP is engaged in the ownership, development, management, and leasing of multifamily housing communities, office buildings, and retail malls and centers. CRLP also owns certain parcels of land.

            FEDERAL INCOME TAX STATUS - The Trust, which is considered a corporation for federal income tax purposes, qualifies as a REIT for federal income tax purposes and generally will not be subject to federal income tax to the extent it distributes its REIT taxable income to its shareholders. REITs are subject to a number of organizational and operational requirements. If the Trust fails to qualify as a REIT in any taxable year, the Trust will be subject to federal income tax on its taxable income at regular corporate rates. The Trust may be subject to certain state and local taxes on its income and property.

            In addition, CRLP's financial statements include the operations of a taxable REIT subsidiary, Colonial Properties Services, Inc. ("CPSI"), that is not entitled to a dividends paid deduction and is subject to federal, state and local income taxes. CPSI provides property development, leasing and management services for third-party owned properties and administrative services to CRLP. CRLP generally reimburses CPSI for payroll and other costs incurred in providing services to CRLP. All inter-company transactions are eliminated in the accompanying consolidated financial statements. CRLP recognized tax expense of $0.1 million and $0.6 million in 2003 and 2002, respectively, related to the taxable income of CPSI. No federal income taxes were recognized in 2001.

            PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include CRLP, CPSI and Colonial Properties Services Limited Partnership (in which CRLP holds 99% general and limited partner interests).

            INVESTMENTS IN PARTIALLY OWNED ENTITIES - Entities in which CRLP owns, directly or indirectly a 50% or less interest and does not control are reflected in the consolidated financial statements as investments accounted for under the equity method, except as discussed below. Under this method the investment is carried at cost plus or minus equity in undistributed earnings or losses since the date of acquisition. During December 2003, CRLP entered into a 10% investment in a partnership interest of three multifamily properties that is accounted for on the cost basis of accounting. (See Note 6 for further discussion)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            LAND, BUILDINGS, AND EQUIPMENT--Land, buildings, and equipment is stated at the lower of cost, less accumulated depreciation, or fair value. CRLP reviews its long-lived assets and certain intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the asset's fair value. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 40 years.

            Repairs and maintenance are charged to expense as incurred. Replacements and improvements are capitalized and depreciated over the estimated remaining useful lives of the assets. When items of land, buildings, or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recorded in accordance with Statement of Financial Accounting Standard (SFAS) No. 144, Accounting for the Impairment or Disposal on Long-Lived Assets. CRLP recognizes sales of real estate properties only upon the closing of a transaction. Payments received from purchasers prior to closing are recorded as deposits. Profit on real estate sold is recognized using the full accrual method upon closing when the collectibility of the sales price is reasonably assured and CRLP is not obligated to perform significant activities after the sale. Profit may be deferred in whole or part until the sale meets the requirements of profit recognition on sales of real estate under SFAS 66, Accounting for Sales of Real Estate. For properties sold to a joint venture in which CRLP retains an ownership percentage, CRLP limits the profit recognized from the sale to the portion sold to the outside party. Further, the profit is limited by the amount of cash received for which CRLP has no commitment to reinvest pursuant to the partial sale provisions found in paragraph 30 of Statement of Position (SOP) 78-9. As of

December 31, 2003, in accordance with SFAS 66, all sales of real estate properties have been recorded as sales transactions, as the risk and rewards of ownership have been transferred to the purchaser.

            ACQUIRED REAL ESTATE ASSETS-- CRLP accounts for its acquisitions of investments in real estate in accordance with SFAS No. 141, Business Combinations, which requires the fair value of the real estate acquired to be allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of other tenant relationships, based in each case on their fair values. CRLP considers acquisitions of operating real estate assets to be "businesses" as that term is contemplated in Emerging Issues Task Force Issue No. 98-3, Determining Whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business.

            CRLP allocates purchase price to the fair value of the tangible assets of an acquired property (which includes the land and building) determined by valuing the property as if it were vacant. The "as-if-vacant" value is allocated to land and buildings based on management's determination of the relative fair values of these assets. CRLP also allocates value to tenant improvements based on the estimated costs of similar tenants with similar terms.

            Above-market and below-market in-place lease values for acquired properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancellable term of the lease. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancellable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.

            Management may engage independent third-party appraisers to perform these valuations and those appraisals use commonly employed valuation techniques, such as discounted cash flow analyses. Factors considered in these analyses include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. CRLP also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management also includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods depending on specific local market conditions and depending on the type of property acquired. Management also estimates costs to execute similar leases including leasing commissions, legal and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.

            The total amount of other intangible assets acquired is further allocated to in-place leases, which includes other tenant relationship intangible values based on management's evaluation of the specific characteristics of each tenant's lease and CRLP's overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of CRLP's existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement or management's expectation for renewal), among other factors.

            UNDEVELOPED LAND AND CONSTRUCTION IN PROGRESS--Undeveloped land and construction in progress is stated at the lower of cost or fair value. The capitalization of costs during the development of assets (including interest, property taxes and other direct costs) begins when an active development commences and ends when the asset, or a portion of an asset, is delivered and is ready for its intended use. Cost capitalization during redevelopment of assets (including interest and other direct costs) begins when the asset is taken out-of-service for redevelopment and ends when the asset redevelopment is completed and the asset is placed in-service.

            CASH AND EQUIVALENTS--CRLP includes highly liquid marketable securities and debt instruments purchased with a maturity of three months or less in cash equivalents. The majority of CRLP's cash and equivalents are held at major commercial banks.

            RESTRICTED CASH--Cash which is legally restricted as to use consists primarily of tenant deposits.

            VALUATION OF RECEIVABLES--CRLP is subject to tenant defaults and bankruptcies at its office and retail properties that could affect the collection of outstanding receivables. In order to mitigate these risks, CRLP performs credit review and analysis on all commercial tenants and significant leases before they are executed. CRLP evaluates the collectibility of outstanding receivables and records allowances as appropriate. CRLP's policy is to record allowances for all outstanding invoices greater than 60 days past due at its office and retail properties.

            Due to the short-term nature of the leases at its multifamily properties, generally six months to one year, CRLP's exposure to tenant defaults and bankruptcies is minimized. CRLP's policy is to record allowances for all outstanding receivables greater than 30 days past due at its multifamily properties.

            DEFERRED DEBT AND LEASE COSTS--Deferred debt costs consist of loan fees and related expenses which are amortized on a straight-line basis, which approximates the effective interest method, over the terms of the related debt. Deferred lease costs include leasing charges, direct salaries and other costs incurred by CRLP to originate a lease, which are amortized on a straight-line basis over the terms of the related leases.

            DERIVATIVE INSTRUMENTS--All derivative instruments are recognized on the balance sheet and measured at fair value. Derivatives that do not qualify for hedge treatment under SFAS No. 133 (subsequently amended by SFAS Nos. 137 and 138), Accounting for Derivative Instruments and Hedging Activities, must be recorded at fair value with gains or losses recognized in earnings in the period of change. CRLP enters into derivative financial instruments from time to time, but does not use them for trading or speculative purposes. Interest rate cap agreements and interest rate swaps are used to reduce the potential impact of increases in interest rates on variable-rate debt.

            CRLP formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedge transaction, the nature of the risk being hedged and how the hedging instrument's effectiveness in hedging the exposure to the hedged transaction's variability in cash flows attributable to the hedged risk will be assessed. Both at the inception of the hedge and on an ongoing basis, CRLP assesses whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows or fair values of hedged items. CRLP discontinues hedge accounting if a derivative is not determined to be highly effective as a hedge or has ceased to be a highly effective hedge.

            STOCK-BASED COMPENSATION--The Trust currently sponsors stock option plans and restricted stock award plans. Refer to Note 12. Prior to 2003, the Trust accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) and related interpretations. No stock-based employee compensation expense for stock options was reflected in net income for the years ended December 31, 2002 and 2001. Effective January 1, 2003, the Trust adopted the preferable fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". The Trust selected the prospective method of adoption described in SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure". The prospective method allows the Trust to apply the recognition provisions of SFAS No. 123 to all employee awards granted, modified, or settled after the beginning of the fiscal year in which the recognition provisions are first applied. In accordance with the prospective method of adoption, results for prior years have not been restated.

            DEFERRED COMPENSATION ON RESTRICTED SHARES--Deferred compensation on restricted shares of the Trust relates to the issuance of restricted shares to employees and trustees of the Trust. Deferred compensation is amortized to compensation expense based on the passage of time and certain performance criteria.

            REVENUE RECOGNITION--CRLP, as lessor, has retained substantially all the risks and benefits of property ownership and accounts for its leases as operating leases. Rental income attributable to leases is recognized on a straight-line basis over the terms of the leases. Certain leases contain provisions for additional rent based on a percentage of tenant sales. Percentage rents are recognized in the period in which sales thresholds are met. Recoveries from tenants for taxes, insurance, and other property operating expenses are recognized in the period the applicable costs are incurred in accordance with the terms of the related lease.

            Other income received from long-term contracts signed in the normal course of business is recognized in accordance with the terms of the specific contract. Property management and development fee income is recognized when earned for services provided to third parties.

            NET INCOME PER UNIT--Basic net income per unit is computed by dividing the net income available to common unitholders by the weighted average number of common units outstanding during the period. Diluted net income per unit is computed by dividing the net income available to common unitholders by the weighted average number of common units outstanding during the period, adjusted for the assumed conversion of all potentially dilutive outstanding unit options.

            USE OF ESTIMATES--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

            SEGMENT REPORTING--CRLP has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 defines an operating segment as a component of an enterprise that engages in business activities that generate revenues and incur expenses, which operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance, and for which discrete financial information is available. CRLP is organized into, and manages its business based on the performance of three separate and distinct operating divisions: multifamily, office and retail.

            RECENT PRONOUNCEMENTS OF THE FINANCIAL ACCOUNTING STANDARDS BOARD
(FASB)--On January 15, 2003, FASB completed its redeliberations of the project related to the consolidation of variable interest entities which culminated with the issuance of FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46 states that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities and results of the activities of the variable interest entity should be included in the consolidated financial statements of the business enterprise. This Interpretation explains how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity to decide whether to consolidate that entity. FIN 46 also requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risks will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed. This Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003.

            CRLP has identified certain relationships that it deems reasonably possible are VIEs in which it holds a significant variable interest. CRLP deems that it is reasonably possible that its investments in partially owned entities are VIEs. As disclosed in Note 6, relative to these entities, CRLP's maximum exposure to loss is limited to the carrying value of CRLP's investments in those entities, which is $37.5 million as of December 31, 2003. In addition to these VIEs, CRLP considers its relationship with three other entities to be potential VIEs. These other entities are more fully discussed in Note 15, and primarily relate to the commitment to fund development through a mezzanine financing commitment and other guarantees. The maximum exposure related to these other entities is limited to the amount of the funding commitment and other guarantees and is $8.3 million as of December 31, 2003, which results in a total maximum exposure to CRLP attributable to all potential VIEs in the aggregate amount of $46.1 million. In December 2003, the FASB revised FIN 46 through the release of FIN 46R, which clarifies certain aspects of FIN 46 and contains certain provisions that defer the effective date of FIN 46 to periods ending after March 15, 2004. The adoption of FIN 46 did not have a material effect on CRLP's consolidated financial statements and the adoption of FIN 46R is not expected to have a material effect on CRLP's consolidated financial statements.

            In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS
150). SFAS 150 establishes how an issuer classifies and measures certain free standing financial instruments with characteristics of both liabilities and equity and requires that such instruments be classified as liabilities. On November 7, 2003, the FASB issued FASB Staff Position ("FSP") 150-3, Effective Date and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities. FSP 150-3 defers the effective date of certain provisions of SFAS 150, specifically the provisions that apply to mandatorily redeemable non-controlling interests. This deferral is expected to remain in effect indefinitely until the accounting for these interests are addressed in later guidance. The remaining provisions of SFAS 150 were effective for financial instruments entered into or modified after May 31, 2003, and otherwise were effective and adopted by CRLP on July 1, 2003. CRLP has not entered into any financial instruments within the scope of SFAS 150 since May 31, 2003. CRLP has evaluated the impact of this pronouncement on financial instruments in place prior to May 31, 2003 and determined that no reclassification or restatement of current financial instruments is required.

            RECLASSIFICATIONS--Certain reclassifications have been made to the 2002 and 2001 financial statements in order to conform them to the 2003 financial statement presentation. These reclassifications have no impact on partners' equity or net income.

3. PROPERTY ACQUISITIONS AND DISPOSITIONS

            CRLP acquired two multifamily properties and one office property in 2003 at an aggregate cost of $77.5 million, three office properties during 2002 at an aggregate cost of $150.8 million, and no operating properties were acquired in 2001. CRLP funded these acquisitions with cash proceeds from its dispositions of assets, public offerings of debt and issuance of partnership units (see Notes 8 and 11), advances on bank lines of credit, and cash from operations.

            The properties acquired during 2003 and 2002 are listed below:

                                                          EFFECTIVE
                                       LOCATION        ACQUISITION DATE    UNITS/SQUARE FEET
                                    --------------     -----------------   -----------------
MULTIFAMILY PROPERTIES:
Colonial Grand at Metrowest         Orlando, FL        December 30, 2003            311
Colonial Village at Quarry Oaks     Austin, TX         December 30, 2003            533

OFFICE PROPERTIES:
Colonial Center Research Place      Huntsville, AL     December 15, 2003        272,558
901 Maitland Center                 Orlando, FL            March 1, 2002        155,583
Colonial Center at Colonnade        Birmingham, AL           May 1, 2002        531,563
Colonial Center Heathrow            Orlando, FL           August 1, 2002        804,350

            Results of operations of these properties, subsequent to their respective acquisition dates, are included in the consolidated financial statements of CRLP. The cash paid to acquire these properties is included in the statements of cash flows. CRLP has accounted for its acquisitions in 2003 in accordance with SFAS 141. The value of the acquired tenant improvements and leasing commissions for the office asset acquired are amortized over the remaining terms of the in-place leases, which ranges from one to ten years. The value of the in-place leases is being amortized over the remaining useful life of the intangible asset, which is approximately one year for our multifamily acquisitions and fifteen years for our office acquisition. The acquisitions during 2003 and 2002 are comprised of the following:

            (in thousands)                          2003            2002
-------------------------------------             --------        --------
Assets purchased:
  Land, buildings, and equipment                  $ 74,399        $196,009
  In-place leases                                    3,735               -
  Prepaid leasing commissions                          318               -
  Other assets                                          27             465
                                                  --------        --------
                                                    78,479         196,474
Notes and mortgages assumed                              -         (43,993)
Other liabilities assumed or recorded               (1,007)         (1,673)
                                                  --------        --------

Cash paid                                         $ 77,472        $150,808
                                                  ========        ========

            In addition to the acquisition of the operating properties mentioned above, CRLP acquired certain parcels of land to be utilized for future development opportunities.

            During 2003, CRLP disposed of one multifamily property representing 176 units, one office property representing 29,000 square feet, and one retail property representing 152,667 square feet. The multifamily, office and retail properties were sold for a total sales price of $33.9 million, which was used to repay a portion of the borrowings under CRLP's unsecured line of credit and to support CRLP's investment activities. Additionally, throughout 2003, CRLP sold various parcels of land located adjacent to our existing properties for an aggregate sales price of $24.0 million, which was also used to repay a portion of the borrowings under CRLP's unsecured line of credit and to support our investment activities.

            During 2002, CRLP disposed of eight multifamily properties representing 1,988 units, two office properties representing 104,496 square feet, and three retail properties representing 449,443 square feet. The multifamily, office, and retail properties were sold for a total sales price of $138.6 million, which was used to repay a portion of the borrowings under CRLP's unsecured line of credit and to support CRLP's investment activities.

            During 2002, CRLP sold interests in two retail properties to joint ventures formed by CRLP and unrelated parties. CRLP continues to manage the properties and accounts for its interest in these joint ventures as equity investments (see Note 6).

            During 2001, CRLP disposed of six multifamily properties representing 1,373 units, one office property representing 34,357 square feet, and two retail properties representing 304,168 square feet. The multifamily, office, and retail properties were sold for a total sales price of $83.5 million, of which $4.5 million was used to repay a secured loan, $11.6 million was issued as a note receivable, and the remaining proceeds were used to repay a portion of the borrowings under CRLP's unsecured line of credit and to support CRLP's investment activities.

            In accordance with SFAS No. 144, net income and gain (loss) on disposition of real estate for properties sold through December 31, 2003, in which CRLP does not maintain continuing involvement, are reflected in our consolidated statements of income on a comparative basis as discontinued operations for the years ended December 31, 2003, 2002 and 2001. Following is a listing of the properties we disposed in 2003 and 2002 that are classified as discontinued operations.

                PROPERTY                         LOCATION                DATE           UNITS/SQUARE FEET
-----------------------------------------    ------------------     --------------      -----------------
MULTIFAMILY
    Colonial Grand at Citrus Park            Tampa, FL                  March 2003               176

OFFICE
    2100 International Park                  Birmingham, AL         September 2003            29,000
    Colonnade Bldg. 4100 & 4200              Birmingham, AL         September 2002            32,000
    University Park Plaza                    Orlando, FL                 July 2002            72,500

RETAIL
    Colonial Promenade Bardmoor              St. Petersburg, FL         March 2003           152,667
    Colonial Promenade University Park II    Orlando, FL                 July 2002           183,519

            Additionally, CRLP classifies real estate assets as held for sale only after CRLP has received approval by its internal investment committee, has commenced an active program to sell the assets, and in the opinion of CRLP's management it is probable the asset will sell within the next 12 months. At December 31, 2003 and 2002, CRLP had classified one retail asset, containing 215,590 square feet as held for sale. This real estate asset is reflected in the accompanying consolidated balance sheets at $11.7 million and $12.0 million at December 31, 2003 and 2002, respectively, which represents the lower of depreciated cost or fair value less costs to sell.

            The operating results of real estate assets designated as held for sale are included in discontinued operations in the consolidated statement of operations for all periods presented. Also under the provisions of SFAS No. 144, the reserves, if any, to write down the carrying value of the real estate assets designated and classified as held for sale are also included in discontinued operations. All subsequent gains and or additional losses on the sale of these assets are also included in discontinued operations. Additionally, under SFAS No. 144, any impairment losses on assets held for continuing use are included in continuing operations.

            In accordance with SFAS No. 144, we are required to extend the reporting requirements of discontinued operations to include components of an entity that have either been disposed or classified as held for sale subsequent to 2003. In addition to our discontinued operations in 2003 and 2002, during 2004, we have disposed of one office asset and three retail assets consisting of approximately 0.3 million square feet and one partially owned multifamily asset consisting of 240 units. Additionally, we have classified one multifamily asset containing 178 units and 8 retail assets containing approximately 3.7 million square feet as held for sale. We have also classified one partially owned retail entity as held for sale containing approximately 1.1 million square feet. Under SFAS 144, the operating results of these properties have been reclassified as discontinued operations in the consolidated statements of operations for CRLP for each of the three years in the period ended December 31, 2003.

            Below is a summary of the operations of the properties held for sale and sold during 2004, 2003, 2002, and 2001 that are classified as discontinued operations:

                                                                 YEAR ENDED DECEMBER 31,
                                                          ------------------------------------
                (amounts in thousands)                       2003         2002         2001
-----------------------------------------------------     ----------   ----------   ----------
Property revenues:
       Base rent                                          $   31,782   $   35,413   $   35,501
       Percentage rent                                         1,290        1,215        1,276
       Tenant recoveries                                      11,923       12,448       12,313
       Other property revenue                                  3,377        2,312        2,026
                                                          ----------   ----------   ----------
Total property revenues                                       48,372       51,388       51,116

       Property operating and maintenance expense             15,773       16,839       16,178
       Depreciation                                            8,802        9,341        9,286
       Amortization                                              294          283          292
                                                          ----------   ----------   ----------
Total operating expenses                                      24,869       26,463       25,756
Interest expense                                                (943)      (1,505)      (2,212)
Income from partially owned entities                             479          978        1,344
Income from discontinued operations before net gain
       on disposition of discontinued operations              23,039       24,398       24,492
Net gain on disposition of discontinued operations            10,542        6,046            1
                                                          ----------   ----------   ----------

Income from discontinued operations                       $   33,581   $   30,444   $   24,493
                                                          ==========   ==========   ==========

4. LAND, BUILDINGS, AND EQUIPMENT

            Land, buildings, and equipment consists of the following at December 31, 2003 and 2002:

                                                                          (in thousands)
                                              Useful Lives             2003            2002
                                             ---------------       -----------      -----------
Buildings                                       40 years           $ 1,835,528      $ 1,782,512
Furniture and fixtures                          7 years                 58,620           56,520
Equipment                                     3 or 5 years              34,775           31,859
Land improvements                            10 or 15 years             57,598           55,616
Tenant improvements                          Life of lease             140,376          106,031
                                                                   -----------      -----------
                                                                     2,126,897        2,032,538
Accumulated depreciation                                              (419,817)        (345,914)
                                                                   -----------      -----------
                                                                     1,707,080        1,686,624
Real estate assets held for sale, net                                   11,691           12,043
Land                                                                   251,924          248,405
                                                                   -----------      -----------
                                                                   $ 1,970,695      $ 1,947,072
                                                                   ===========      ===========

5. UNDEVELOPED LAND AND CONSTRUCTION IN PROGRESS

            During 2003, CRLP completed the construction of the 154,661 square foot Colonial Center 200 TownPark, a Class A office asset located in Orlando, Florida for a total cost of $18.6 million. Additional costs of $4.5 million are expected to be spent in future periods on tenant and building improvements as the remaining space is leased, bringing the total expected cost of the project to $23.1 million. Additionally, CRLP completed the construction of the 143,000 square foot retail portion of Colonial TownPark, located in Orlando, Florida for a total cost of $19.2 million. Colonial Center 200 TownPark and the retail portion of Colonial TownPark is part of a mixed-use development that integrates multifamily, office, and retail products.

            CRLP currently has three active development projects, three mixed-use projects, and three redevelopment projects in progress, and various parcels of land available for expansion and construction. Undeveloped land and construction in progress is comprised of the following at December 31, 2003:

                                                Total                                         Costs
                                                Units/                     Estimated       Capitalized
                                                Square     Estimated      Total Costs        To Date
                                                 Feet     Completion     (in housands)    (in thousands)
                                                -------   ----------     -------------    --------------
MULTIFAMILY PROJECTS:
Colonial Grand at Mallard Creek                     252      2005        $      19,417    $        4,189
Colonial Village Twin Lakes                         460      2005               35,000            10,992

RETAIL PROJECTS:
Colonial Promenade Trussville Phase II           59,000      2004                7,400             6,809
Colonial Shoppes Clay (redevelopment)            66,000      2004                4,300             3,560
Colonial Mall Myrtle Beach (redevelopment)      530,000      2004               28,000             5,303
Colonial University Village (redevelopment)     555,000      2005               20,000            10,742

MIXED USE PROJECTS INFRASTRUCTURE
Colonial TownPark - Lake Mary                                                   33,168            21,788
Colonial TownPark - Sarasota                                                     6,410             5,142
Colonial Center at Mansell                                                       8,330             7,921

OTHER PROJECTS AND UNDEVELOPED LAND                                                               37,816
                                                                                          --------------
                                                                                          $      114,262
                                                                                          ==============

            Interest capitalized on construction in progress during 2003, 2002, and 2001 was $5.6 million, $8.1 million, and $10.6 million, respectively.

6. INVESTMENT IN PARTIALLY OWNED ENTITIES AND OTHER ARRANGEMENTS

            INVESTMENT IN PARTIALLY OWNED ENTITIES

            Investment in partially owned entities at December 31, 2003 and 2002 consists of the following:

                                                          Percent           (in thousands)
                                                           Owned           2003         2002
                                                          -------       ----------   ---------
MULTIFAMILY:
CMS/Colonial Joint Venture I                               15.00%       $    1,923   $   2,142
CMS/Colonial Joint Venture II                              15.00%              689         735
DRA Partnership                                            10.00%            2,284           -
                                                                        ----------   ---------
                                                                             4,896       2,877

OFFICE:
600 Building Partnership, Birmingham, AL                   33.33%               (8)        (23)

RETAIL:
Orlando Fashion Square Joint Venture, Orlando, FL          50.00%           19,698      19,465
Parkway Place Limited Partnership, Huntsville, AL          45.00%           10,493      11,375
Colonial Promenade Madison, Huntsville, AL                 25.00%            2,341       2,464
Highway 150, LLC, Birmingham, AL                           10.00%               56          85
                                                                        ----------   ---------
                                                                            32,588      33,389

OTHER:
Colonial/Polar-BEK Management Company,
   Birmingham, AL                                          50.00%               36          41
NRH Enterprises, LLC, Birmingham, AL                       20.00%              (16)         26
E-2 Data Technology, Birmingham, AL                        50.00%                -         (45)
                                                                        ----------   ---------
                                                                                20          22
                                                                        ----------   ---------
                                                                        $   37,496   $  36,265
                                                                        ==========   =========

            During December 2003, CRLP and Dreyfuss Real Estate Advisors (DRA) entered into a partnership agreement, in which CRLP maintains a 10% interest and manages three multifamily assets located in Birmingham, Alabama. The three assets include Colony Woods, The Meadows of Brook Highland and Madison at Shoal Run, which contain a total of 1,090 units. CRLP purchased their 10% interest for a purchase price of $2.3 million, and the investment in the partnership is maintained on the cost basis of accounting. CRLP believes that the cost method of accounting is appropriate, as CRLP does not control nor maintain decision making rights of the partnership.

            During December 2002, CRLP sold 90% of its interest in Colonial Promenade Hoover for a total sales price of $20.5 million, and formed Highway 150, LLC, in which CRLP maintains 10% ownership and manages the property under contract with Highway 150 LLC. Additionally during December 2002, CRLP sold 25% of its interest in the Colonial Promenade Madison Joint Venture for $3.2 million. Prior to the sale of this interest, CRLP held a 50% interest in the joint venture. Therefore, CRLP now maintains 25% ownership of the property and continues to manage the property. The proceeds from both of the joint venture transactions were used to repay a portion of the amount outstanding under CRLP's unsecured line of credit.

            Combined financial information for CRLP's investments in partially owned entities for 2003 and 2002 follows:

                                                             DECEMBER 31,
                                                     ---------------------------
    (in thousands)                                       2003           2002
----------------------------------------------       ------------   ------------
BALANCE SHEET
Assets
    Land, building, & equipment, net                 $    345,003   $    347,436
    Construction in progress                                   81            193
    Other assets                                           12,839         11,028
                                                     ------------   ------------
      Total assets                                   $    357,923   $    358,657
                                                     ============   ============

Liabilities and Partners' Equity
    Notes payable (1)                                $    251,396   $    251,908
    Other liabilities                                       3,875          3,950
    Partners' Equity                                      102,652        102,799
                                                     ------------   ------------
      Total liabilities and partners' capital        $    357,923   $    358,657
                                                     ============   ============

STATEMENT OF OPERATIONS
  (for the year ended)
Revenues                                             $     51,571   $     42,943
Operating expenses                                        (21,742)       (17,960)
Interest expense                                          (15,938)       (13,011)
Depreciation, amortization and other                      (12,472)        (7,689)
                                                     ------------   ------------
    Net income                                       $      1,419   $      4,283
                                                     ============   ============

(1) CRLP's portion of indebtedness, as calculated based on ownership percentage, at December 31, 2003 and 2002 is $78.6 million and $78.3 million, respectively.

7. SEGMENT INFORMATION

            CRLP is organized into, and manages its business based on the performance of three separate and distinct operating divisions: multifamily, office, and retail. Each division has a separate management team that is responsible for acquiring, developing, managing, and leasing properties within such division. The applicable accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies." The pro rata portion of the revenues, net operating income ("NOI"), and assets of the partially-owned entities and joint ventures that CRLP has entered into are included in the applicable segment information. Additionally, the revenues and NOI of properties sold that are classified as discontinued operations are also included in the applicable segment information. In reconciling the segment information presented below to total revenues, income from continuing operations, and total assets, investments in partially-owned entities and joint ventures are eliminated as equity investments and their related activity are reflected in the consolidated financial statements as investments accounted for under the equity method and discontinued operations are reported separately. Management evaluates the performance of its segments and allocates resources to them based on divisional NOI. Divisional NOI is defined as total property revenues, including unconsolidated partnerships and joint ventures, less total property operating expenses (such items as repairs and maintenance, payroll, utilities, property taxes, insurance, advertising). Because NOI excludes interest expense, depreciation and amortization, and general and administrative expenses, it provides a performance measure that, when compared year over year, reflects the income directly associated with operating our multifamily, office and retail properties. As a result, management believes that NOI provides investors useful information about CRLP's operating performance. However, as the certain expenses noted above are excluded from NOI, NOI should only be used as an alternative measure of CRLP's financial performance. Divisional information and the reconciliation of total divisional revenues to total revenues, total divisional NOI to income from continuing operations and minority interest, and total divisional assets to total assets, for the years ended December 31, 2003, 2002, and 2001, is presented below:

                                                            FOR THE YEAR ENDED
                                                ------------------------------------------
                                                    2003           2002           2001
                                                ------------   ------------   ------------
     (in thousands)
REVENUES:
     Divisional Revenues
          Multifamily                           $     98,949   $    104,160   $    119,309
          Office                                      93,508         77,111         57,348
          Retail                                     156,805        156,355        147,634
                                                ------------   ------------   ------------
               Total Divisional Revenues:            349,262        324,291        337,626
     Partially-owned subsidiaries                     (7,560)        (4,601)        (3,921)
     Unallocated corporate revenues                    4,578          7,246          5,095
     Discontinued operations revenues                (57,054)       (60,531)       (60,256)
                                                ------------   ------------   ------------
               Total Consolidated Revenues:     $    289,226   $    279,740   $    265,209
                                                ============   ============   ============

NOI:
     Divisional NOI
          Multifamily                           $     61,890   $     68,145   $     80,478
          Office                                      65,826         54,930         40,893
          Retail                                     109,164        109,322        105,043
                                                ------------   ------------   ------------
               Total Divisional NOI:                 236,880        232,397        226,414

     Partially-owned subsidiaries                     (4,584)        (2,733)        (2,397)
     Unallocated corporate revenues                    4,578          7,246          5,095
     Discontinued operations NOI                     (37,372)       (39,781)       (40,343)
     General and administrative expenses             (19,481)       (15,496)       (10,858)
     Depreciation                                    (71,959)       (64,262)       (55,414)
     Amortization                                     (7,760)        (8,949)        (7,365)
     Other                                               (57)           (55)           150
                                                ------------   ------------   ------------
          Income from operations                     100,246        108,367        115,282
                                                ------------   ------------   ------------
     Total other expense                             (59,045)       (27,905)       (52,529)
                                                ------------   ------------   ------------
          Income from continuing operations     $     41,201   $     80,462   $     62,753
                                                ============   ============   ============

     (in thousands)
ASSETS:
     Divisional Assets
          Multifamily                           $    677,469   $    645,840   $    723,447
          Office                                     607,154        594,795        377,255
          Retail                                     931,894        906,555        905,964
                                                ------------   ------------   ------------
               Total Divisional Assets:            2,216,517      2,147,190      2,006,666

     Partially-owned subsidiaries                   (117,271)      (116,375)      (106,191)
     Unallocated corporate assets (1)                 95,621         98,958        113,908
                                                ------------   ------------   ------------
                                                $  2,194,867   $  2,129,773   $  2,014,383
                                                ============   ============   ============

(1) Includes CRLP's investment in joint ventures of $37,496, $36,265, and $31,594 as of December 31, 2003, 2002, and 2001, respectively. (see
      Note 6)

8. NOTES AND MORTGAGES PAYABLE

            Notes and mortgages payable at December 31, 2003 and 2002 consist of the following:

                                            (in thousands)
                                         2003             2002
                                    --------------   --------------
Revolving credit agreement          $      205,935   $      208,270
Mortgages and other notes:
   2.00% to 6.00%                          136,670          213,877
   6.01% to 7.50%                          679,088          584,423
   7.51% to 9.00%                          246,172          255,623
                                    --------------   --------------
                                    $    1,267,865   $    1,262,193
                                    ==============   ==============

            As of December 31, 2003, CRLP has an unsecured bank line of credit providing for total borrowings of up to $320 million. This line of credit agreement bears interest at LIBOR plus a spread calculated based on CRLP's unsecured debt ratings from time to time. Based on CRLP's debt ratings at December 31, 2003, the spread was 105 basis points. The line of credit is renewable in November 2005 and provides for a one-year extension. The line of credit agreement includes a competitive bid feature that will allow CRLP to convert up to $160 million under the line of credit to a fixed rate, for a fixed term not to exceed 90 days. The credit facility is primarily used by CRLP to finance property acquisitions and developments and has an outstanding balance at December 31, 2003, of $205.9 million. The interest rate of this short-term borrowing facility, including the competitive bid balance, is 2.16% and 2.38% at December 31, 2003 and 2002, respectively.

            During 2003 and 2002, CRLP completed two public offerings of senior notes collectively totaling $225.0 million. The proceeds of the offerings were used to fund acquisitions, development expenditures, repay balances outstanding on CRLP's revolving credit facility, repay certain notes and mortgages payable, and for general corporate purposes. Details relating to these debt offerings are as follows:

                                                               GROSS
                      TYPE OF                                 PROCEEDS
 ISSUE DATE             NOTE      MATURITY        RATE     (IN THOUSANDS)
------------          -------   ------------     ------    --------------
April, 2003           Senior    April, 2013       6.15%    $      125,000
August, 2002          Senior    August, 2012      6.88%           100,000
                                                           --------------
                                                           $      225,000
                                                           ==============

            At December 31, 2003, CRLP had $899.4 million in unsecured indebtedness including balances outstanding on its bank line of credit and certain other notes payable. The remainder of CRLP's notes and mortgages payable are collateralized by the assignment of rents and leases of certain properties and assets with an aggregate net book value of $427.7 million at December 31, 2003.

            The aggregate maturities of notes and mortgages payable, including CRLP's line of credit at December 31, 2003, are as follows:

                                       (in thousands)
                                     -----------------
2004                                 $         147,964
2005                                           285,805
2006                                            91,632
2007                                           180,257
2008                                            20,594
Thereafter                                     541,613
                                     -----------------
                                     $       1,267,865
                                     =================

            Based on borrowing rates available to CRLP for notes and mortgages payable with similar terms, the estimated fair value of CRLP's notes and mortgages payable at December 31, 2003 and 2002 was approximately $1.31 billion and $1.26 billion, respectively.

            Certain loan agreements of CRLP contain restrictive covenants, which, among other things, require maintenance of various financial ratios. At December 31, 2003, CRLP was in compliance with those covenants.

9. DERIVATIVE INSTRUMENTS

            SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by SFAS No. 133, CRLP records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

            For derivatives designated as fair value hedges, changes in the fair value of the derivative and the hedged item related to the hedged risk are recognized in earnings. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. CRLP assesses the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction.

            CRLP's objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, CRLP primarily uses interest rate swaps and caps as part of its cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. During 2003, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt and existing lines of credit.

            CRLP has entered into several different hedging transactions in an effort to manage its exposure to changes in interest rates. The following table summarizes the notional values, fair values and other characteristics of CRLP's derivative financial instruments at December 31, 2003. The notional value at December 31, 2003 provides an indication of the extent of CRLP's involvement in these instruments at that time, but does not represent exposure to credit, interest rate, or market risk.

                                                                                     FAIR VALUE
                                                         INTEREST               AT DECEMBER 31, 2003
              PRODUCT TYPE         NOTIONAL VALUE          RATE     MATURITY       (in thousands)
-----------------------------   ---------------------    --------   --------    --------------------
Interest Rate SWAP, Cash Flow   $30.2 - $27.7 million      5.932%    1/01/06    $             (2,126)
Interest Rate SWAP, Cash Flow   $        50.0 million      2.113%    1/02/04                      (1)
Interest Rate CAP, Cash Flow    $        21.1 million      6.850%    6/29/04                       -
Interest Rate CAP, Cash Flow    $        17.9 million      6.850%    7/06/04                       -
Interest Rate CAP, Cash Flow    $        30.4 million     11.200%    6/30/06                       6
Interest Rate CAP, Cash Flow    $        17.1 million      4.840%     4/1/04                       -
Interest Rate CAP, Cash Flow    $        27.0 million      4.840%     4/1/04                       -
Interest Rate CAP, Cash Flow    $         8.7 million      4.840%     4/1/04                       -

            CRLP does not use derivatives for trading or speculative purposes. Further, CRLP has a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors. When viewed in conjunction with the underlying and offsetting exposure that the derivatives are designed to hedge, CRLP has not sustained a material loss from those instruments nor does it anticipate any material adverse effect on its net income or financial position in the future from the use of derivatives.

            At December 31, 2003, derivatives with a fair value of $6,195 were included in other assets and derivatives with a fair value of $2.1 million were included in other liabilities. The change in net unrealized gains/losses of $1.9 million in 2003 for derivatives designated as cash flow hedges is separately disclosed in the statement of changes in shareholders' equity. Hedge ineffectiveness of $0.4 million on cash flow hedges was recognized in other income (expense) during 2003.

            Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on CRLP's variable-rate debt. The change in net unrealized losses on cash flow hedges reflects a reclassification of $1.9 million of net unrealized losses from accumulated other comprehensive income (loss) to interest expense during 2003. During 2004, CRLP estimates that an additional $1.5 million will be reclassified to earnings of the current balance held in accumulated other comprehensive income (loss).

10. CAPITAL STRUCTURE

            At December 31, 2003 the Trust controlled CRLP as the sole general partner and as the holder of 71.81% of the common units of CRLP and 63.6% of the preferred units (Series C preferred units and Series D preferred units). The limited partners of CRLP who hold redeemable, or common units, are those persons (including certain officers and trustees) who, at the time of the initial public offering, elected to hold all or a portion of their interest in the form of units rather than receiving shares of common stock of the Trust, or individuals from whom CRLP acquired certain properties, who elected to receive units in exchange for the properties. Redeemable units represent the number of outstanding limited partnership units as of the date of the applicable balance sheet, valued at the closing market value of the Trust's common shares. Each redeemable unit may be redeemed by the holder thereof for either one common share or cash equal to the fair market value thereof at the time of such redemption, at the option of the Trust.

            Additionally, in 1999, CRLP issued $100 million of Series B Cumulative Redeemable Perpetual Preferred Units ("Series B preferred units") in a private placement, that are exchangeable for Series B preferred shares of the Trust beginning January 2014 at the option of the holders of the Series B preferred units. (See Note 17)

            The Board of Trustees of the Trust manages CRLP by directing the affairs of CRLP. The Trust's interests in CRLP entitle it to share in cash distributions from, and in the profits and losses of, CRLP in proportion to the Trust's percentage interest therein and entitle the Trust to vote on all matters requiring a vote of the limited partners.

            In 1999, the Trust's Board of Trustees authorized a common share repurchase program under which the Trust could repurchase up to $150 million of its currently outstanding common shares from time to time at the discretion of management in open market and negotiated transactions. The Trust repurchased 5,623,150 shares at an all-in cost of approximately $150 million, which represents an average purchase price of $26.70. A corresponding amount of units were redeemed by CRLP in connection with such repurchases. These units are included as a reduction of partners' equity.

11. CASH CONTRIBUTIONS

            On April 30, 2003, the Trust entered into a transaction in which $125.0 million or 5,000,000 depositary shares, each representing 1/10 of a share of 8.125% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest of the Trust, were issued. The proceeds were contributed by the Trust to CRLP in exchange for the issuance by CRLP to the Trust of related Series D preferred units. The depositary shares may be redeemed by the Trust on or after April 30, 2008 and have a liquidation preference of $25.00 per depositary share. The depositary shares have no stated maturity, sinking fund or mandatory redemption and are not convertible into any other securities of the Trust. The net proceeds of the offering were approximately $120.7 million and were used to redeem the Trust's $125.0 million 8.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest ("Series A preferred shares") and the related Series A preferred units on May 7, 2003. Upon redemption of the Series A preferred units, we deducted the original issuance costs of the Series A preferred shares of $4.5 million from net income available to common unitholders, in accordance with the SEC's clarification of Emerging Issues Task Force (EITF) Abstracts, Topic No. D-42 "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock".

            On June 2, 2003, the Trust issued $75.2 million or 2,110,000 of its common shares at $35.65 per share in a public offering, in which Merrill Lynch & Co. acted as underwriter. The net proceeds from the offering, after deducting offering expenses were $72.5 million. The proceeds were contributed to CRLP in exchange for common units and were used to repay a portion of the outstanding balance on CRLP's unsecured line of credit.

            On February 28, 2002, the Trust entered into a transaction in which 560,380 common shares of beneficial interest of the Trust's were issued at $33.37 per share, resulting in net proceeds of $17.6 million to the Trust. Related to this offering, Salomon Smith Barney deposited 260,710 shares into The Equity Focus Trust REIT Portfolio Series, 2002-A, a newly formed unit investment trust, and 299,670 shares were deposited into Cohen & Steers Quality Income Realty Fund, Inc. Pursuant to the partnership agreement, the Trust contributed the net proceeds of the foregoing transactions to CRLP in exchange for common units in CRLP. Subsequently, CRLP used the net proceeds to repay a portion of the outstanding balance on CRLP's unsecured line of credit.

            During June 2001, CRLP issued 2,000,000 preferred units of beneficial interest ("Series C preferred units") to the Trust in connection with a public offering by the Trust of Series C preferred shares. The Series C preferred units pay a quarterly dividend at 9.25% per annum and may be redeemed by CRLP on or after June 19, 2006. The Series C preferred units have no stated maturity, sinking fund or mandatory redemption and are not convertible into any other securities of CRLP. The Series C preferred units have a liquidation preference of $25.00 per unit. The net proceeds of the offering were approximately $48.1 million and were used to repay outstanding balances under CRLP's unsecured line of credit.

12. SHARE OPTION AND RESTRICTED SHARE PLANS

            The Trust has in place an Employee Share Option and Restricted Share Plan (the "Employee Plan") designed to attract, retain, and motivate executive officers of the Trust and other key employees. The Employee Plan, as amended in April 1998, authorizes the issuance of up to 3,200,000 common shares (as increased from time to time to equal 10% of the number of common shares and CRLP partnership units outstanding) pursuant to options or restricted shares granted or issued under this plan, provided that no more than 750,000 restricted shares may be issued. In connection with the grant of options under the Employee Plan, the Executive Compensation Committee of the Board of Trustees of the Trust determines the option exercise period and any vesting requirements. The Trust issued 40,284, 62,595, and 16,559 restricted shares under the Employee Plan during 2003, 2002, and 2001, respectively. The value of outstanding restricted shares is being charged to compensation expense based upon the earlier of satisfying the vesting period (2-8 years) or satisfying certain performance targets.

            Also, the Trust had a Trustee Share Option Plan (the "Trustee Plan"). The Trustee Plan, as amended in April 1997, authorized the issuance of up to 500,000 options to purchase common shares of beneficial interest. The Trustee Plan expired on September 28, 2003, and is succeeded by the Employee Plan. In April 1997, the Trust also adopted a Non-Employee Trustee Share Plan (the "Share Plan"). The Share Plan permits non-employee trustees of the Trust to elect to receive common shares in lieu of all or a portion of their annual trustee fees, board fees and committee fees. The Share Plan authorizes the issuance of 50,000 common shares under the Plan. The Trust issued 5,862 common shares pursuant to the Share Plan during 2003. In October 1997, the Trust adopted an Employee Share Purchase Plan (the "Purchase Plan"). The Purchase Plan permits eligible employees of the Trust, through payroll deductions, to purchase common shares at a 5% discount to the market price. The Purchase Plan has no limit on the number of common shares that may be issued under the plan. The Trust issued 1,713 common shares pursuant to the Purchase Plan during 2003. In January 2004, the Purchase Plan was amended to eliminate the 5% discount available under the plan.

            Prior to January 1, 2003, the Trust applied Accounting Principles Board Opinion 25 (APB 25) and related Interpretations in accounting for its plans. In accordance with APB 25, no compensation expense has been recognized for its stock option plans during the periods prior to January 1, 2003. Had compensation expense for the Trust's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the methods prescribed in SFAS No. 123, Accounting for Stock-Based Compensation, CRLP's net income and earnings per unit would have been reduced to the pro forma amounts indicated below:

                                                               For the Year Ending December 31,
                                                            (in thousands, except per share data)
                                                              2003          2002           2001
                                                            --------      --------       --------
Net income available to common unitholders:
As reported                                                 $ 46,174      $ 86,468       $ 64,119
Pro forma                                                   $ 45,748      $ 86,008       $ 63,850
                                                            ========      ========       ========
Net income per unit - basic:
As reported                                                 $   1.30      $   2.61       $   2.00
Pro forma                                                   $   1.29      $   2.59       $   2.00

Net income per unit - diluted:
As reported                                                 $   1.29      $   2.59       $   2.00
Pro forma                                                   $   1.28      $   2.57       $   1.99
                                                            ========      ========       ========

            The Trust uses the Black-Scholes pricing model to calculate the fair values of the options awarded, which are included in the pro forma results above. The following assumptions were used to derive the fair values: a 10-year option term; an annualized volatility rate of 19.59% and 13.84% for 2002 and 2001, respectively; a risk-free rate of return of 4.33% and 5.38% for 2002 and 2001, respectively; and a dividend yield of 7.63% and 8.67% for 2002 and 2001, respectively.

            For all employee stock options granted on or after January 1, 2003, in accordance with SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of SFAS No. 123, the Trust has elected to adopt the accounting provisions of SFAS No. 123 under the prospective method. The prospective method allows the Trust to apply the recognition provisions of SFAS No. 123 to all employee awards granted, modified, or settled after the beginning of the fiscal year in which the recognition provisions are first applied. During 2003, the Trust recognized compensation expense of $0.2 million related to the stock options granted during 2003.

            Option activity under the Employee Plan, the Share Plan, and the Trustee Plan, combined is presented in the table below:

                                                           Options Outstanding
                                                      ------------------------------
                                   Shares Available                 Weighted-average
                                      for future                        Price per
                                     Option Grant       Shares            Share
                                   ----------------   ---------     ----------------
Balance, December 31, 2000             2,856,141        798,096     $          26.26
Options granted                         (482,118)       482,118     $          26.88
Options terminated                        16,065        (16,065)    $          26.55
Options exercised                                       (45,185)    $          24.65
                                       ---------      ---------     ----------------

Balance, December 31, 2001             2,390,088      1,218,964     $          26.60
Options granted                         (585,620)       585,620     $          32.62
Options terminated                        32,076        (32,076)    $          29.12
Options exercised                                      (231,238)    $          26.28
                                       ---------      ---------     ----------------

Balance, December 31, 2002             1,836,544      1,541,270     $          28.88
Options granted                         (514,592)       514,592     $          33.46
Options terminated                        80,043        (80,043)    $          29.65
Options exercised                                       (83,861)    $          27.84
                                       ---------      ---------     ----------------

Balance, December 31, 2003             1,401,995      1,891,958     $          27.86
                                       =========      =========     ================

            All options granted to date have a term of ten years and may be exercised in equal installments, based on a 3-5 year vesting schedule, of the total number of options issued to any individual on each of the applicable 3-5 year anniversary dates of the grant of the option. The balance of options that are exercisable total 622,229, 396,052, and 492,980 at December 31, 2003, 2002,
and 2001, respectively.

13. EMPLOYEE BENEFITS

            Employees of CRLP hired prior to January 1, 2002 participate in a noncontributory defined benefit pension plan designed to cover substantially all employees. Pension expense includes service and interest costs adjusted by actual earnings on plan assets and amortization of prior service cost and the transition amount. The benefits provided by this plan are based on years of service and the employee's final average compensation. CRLP's policy is to fund the minimum required contribution under ERISA and the Internal Revenue Code. CRLP uses a December 31 measurement date for its plan.

            The table below presents a summary of pension plan status as of December 31, 2003 and 2002, as it relates to the employees of CRLP.

OBLIGATIONS AND FUNDED STATUS AT DECEMBER 31

                                                               2003           2002
                                                           ------------   ------------
CHANGE IN BENEFIT OBLIGATION
       Benefit obligation at beginning of year             $  7,605,199   $  6,061,659
            Service cost                                        809,598        607,529
            Interest cost                                       492,128        446,943
            Plan amendments                                           -         54,541
            Benefits paid                                       (67,991)       (68,068)
            Actuarial (gain) loss                               441,666        502,595
                                                           ------------   ------------
       Benefit obligation at end of year                   $  9,280,600   $  7,605,199
                                                           ============   ============

CHANGE IN PLAN ASSETS
       Fair value of plan assets at beginning of year      $  3,970,489   $  4,062,614
            Actual return on plan assets                        199,304       (439,046)
            Employer contributions                              951,957        414,989
            Benefits paid                                       (67,991)       (68,068)
                                                           ------------   ------------
       Fair value of plan assets at end of year            $  5,053,759   $  3,970,489
                                                           ============   ============

       Fair value of plan assets                           $  5,053,759   $  3,970,489
       Benefit obligation                                     9,280,600      7,605,199
                                                           ------------   ------------
            Funded status                                    (4,226,841)    (3,634,710)
       Unrecognized net (gain) loss                           1,726,711      1,183,357
       Unrecognized prior service cost                           58,172         66,169
                                                           ------------   ------------
            Net amount recognized                          $ (2,441,958)  $ (2,385,184)
                                                           ============   ============

      Amounts recognized in the consolidated balance sheets consist of:

                                                               2003           2002
                                                           ------------   ------------
Prepaid benefit cost                                       $          -   $          -
Accrued benefit cost                                         (2,441,958)    (2,385,184)
Accumulated other comprehensive income                                -              -
                                                           ------------   ------------
     Net amount recognized                                 $ (2,441,958)  $ (2,385,184)
                                                           ============   ============

COMPONENTS OF NET PERIODIC BENEFIT COST

                                                                  2003              2002
                                                              ------------      ------------
       Service cost                                           $    809,598      $    607,529
       Interest cost                                               492,128           446,943
       Expected return on plan assets                             (337,132)         (333,082)
       Amortization of prior service cost                            7,997             7,997
       Amortization of net (gain) loss                              36,140            (5,821)
                                                              ------------      ------------
            Net periodic benefit cost                         $  1,008,731      $    723,566
                                                              ============      ============

ADDITIONAL INFORMATION
       Accumulated benefit obligation                         $  6,924,791      $  5,588,848

ASSUMPTIONS:

WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE
BENEFIT OBLIGATIONS AT DECEMBER 31
       Discount rate                                                  6.25%             6.50%
       Rate of compensation increase                                  4.00%             4.00%

WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE
NET COST FOR YEARS ENDED DECEMBER 31
       Discount rate                                                  6.50%             7.25%
       Expected long-term rate of return on plan assets               8.00%             8.00%
       Rate of compensation increase                                  4.00%             4.00%

            CRLP's pension plan weighted-average asset allocations at December 31, 2003 and 2002, by asset category are as follows:

                                                               PERCENTAGE OF PLAN ASSETS AT
                                                                       DECEMBER 31
                                                              ------------------------------
ASSET CATEGORY                                                    2003              2002
--------------                                                ------------      ------------
Equity Securities                                                       61%               59%
Debt Securities                                                         39%               28%
Real estate                                                              0%                0%
Other                                                                    0%               13%
                                                              ------------      ------------
       Total                                                           100%              100%
                                                              ============      ============

            CRLP's investment policy targets to achieve a long-term return on plan assets of at least 8.0%. In order to achieve these targets, CRLP primarily utilizes a diversified grouping of growth and value funds with moderate risk exposure. CRLP reviews the pension plan's investment policy on a periodic basis and may adjust the investment strategy, as needed, in order to achieve the long-term objectives of the plan.

            The following table presents the cash flow activity of the pension plan during the years ending December 31, 2003 and 2002:

CASH FLOWS

                                            EMPLOYER     Employee
                                            --------     --------
CONTRIBUTIONS
    2002                                    $414,989     $      -
    2003                                    $951,957     $      -

BENEFIT PAYMENTS
    2002                                    $ 68,068
    2003                                    $ 67,991

            CRLP participates in a salary reduction profit sharing plan covering substantially all employees. This plan provides, with certain restrictions, that employees may contribute a portion of their earnings with CRLP matching one-half of such contributions, solely at CRLP's discretion. Contributions by CRLP were approximately $469,800, $415,000, and $321,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

14. LEASING OPERATIONS

            CRLP is in the business of leasing and managing multifamily, office, and retail property. For properties owned by CRLP, minimum rentals due in future periods under noncancelable operating leases extending beyond one year at December 31, 2003, are as follows:

                      (in thousands)
                      --------------
2004                  $      181,566
2005                         159,262
2006                         135,313
2007                         108,637
2008                          85,970
Thereafter                   277,906
                      --------------
                      $      948,654
                      ==============

            The noncancelable leases are with tenants engaged in retail and office operations in Alabama, Georgia, Florida, North Carolina, South Carolina, Tennessee, Texas, and Virginia. Performance in accordance with the lease terms is in part dependent upon the economic conditions of the respective areas. No additional credit risk exposure relating to the leasing arrangements exists beyond the accounts receivable amounts shown in the December 31, 2003 balance sheet. Leases with tenants in multifamily properties are generally for one year or less and are thus excluded from the above table. Substantially all of CRLP's land, buildings, and equipment represent property leased under the above and other short-term leasing arrangements.

            Rental income for 2003, 2002, and 2001 includes percentage rent of $3.8 million, $3.5 million, and $3.6 million, respectively. This rental income was earned when certain retail tenants attained sales volumes specified in their respective lease agreements.

15. GUARANTEES AND OTHER ARRANGEMENTS

            During January 2000, CRLP initiated and completed an Executive Unit Purchase Program (Unit Purchase Program), in which the Board of Trustees of the Trust and certain members of the Trust's management were able to purchase 425,925 units. The value of the units purchased under the Unit Purchase Program was approximately $10.0 million. Under the Unit Purchase Program, the Board of Trustees of the Trust and the members of management obtained full-recourse personal loans from an unrelated financial institution, in order to purchase the units. As of December 31, 2003, the outstanding balance on these loans was $9.4 million as some participants have exited the program and repaid their principal balance. The units, which have a market value of approximately $16.0 million at December 31, 2003, are pledged as collateral against the loans. CRLP has provided a guarantee to the unrelated financial institution for the personal loans, which mature in January 2005. At December 31, 2003, no liability was recorded on CRLP's books for the guarantee.

            In August 2001, CRLP entered into an agreement to provide services to an unrelated third party in connection with the third party's development of a $30.0 million multifamily property in North Carolina. CRLP was engaged to serve as development consultant and leasing and management agent for this property. In addition, for a fee, CRLP is serving as a guarantor for a $3.3 million working capital loan obtained by the three principals of the third party entity, which loan is primarily collateralized jointly and severally by the personal assets of the borrowers, and matures in August 2004. At December 31, 2003, no liability was recorded on CRLP's books for the guarantee. CRLP has a right of first refusal to purchase the property should the third party elect to sell. Over the term of the agreement, CRLP expects to earn market fees for its services.

            During August 2002, in connection with the purchase of Heathrow International Business Center, CRLP entered into an agreement to acquire one new office building that contains 192,000 square feet. The closing for this acquisition is anticipated to occur upon the earlier of August 2005 or at such time that the seller achieves certain leasing targets for the property. The purchase price will be determined based upon the percentage of gross leasable area actually leased and the net operating income generated by the leases at the time of acquisition.

            During December 2002, CRLP entered into an agreement with an unrelated third party in connection with the third party's development of a $23.5 million multifamily property in Tampa, Florida. CRLP has agreed to loan approximately $4.0 million, which represents 17.0% of the development costs to the third party during the development of the property. Under the agreement, the balance of the loan matures in December 2007. At December 31, 2003, CRLP had funded approximately $1.6 million to the unrelated third party. CRLP has a right of first refusal to purchase the property should the third party elect to sell.

            During December 2002, CRLP sold 90% of its interest in Colonial Promenade Hoover for a total sales price of $20.5 million, and formed Highway 150 LLC, in which CRLP maintains 10% ownership and manages the property. In connection with the formation of Highway 150 LLC, CRLP executed a guaranty, pursuant to which CRLP would serve as a guarantor of $1.0 million of the debt related to the joint venture, which is collateralized by the Colonial Promenade Hoover retail property. CRLP's maximum guarantee of $1.0 million may be requested by the lender, only after all of the rights and remedies available under the associated note and security agreements have been exercised and exhausted. At December 31, 2003, the total amount of debt of the joint venture was approximately $17.6 million and matures in December 2012. At December 31, 2003, no liability was recorded on CRLP's books for the guarantee.

            During April 2003, CRLP entered into an agreement with an unrelated third party in connection with the third party's development of a $19.4 million multifamily property in Charlotte, North Carolina. CRLP agreed to loan approximately $3.3 million, which represented 17.0% of the development costs to the third party during the development of the property. CRLP had the first right of refusal to purchase the property should the third party elect to sell. During December 2003, the third party elected to sell the property prior to completion of the development. At that time, CRLP purchased the property (Colonial Grand at Mallard Creek) for approximately $4.0 million and is recorded within construction in progress on CRLP's balance sheet. CRLP will continue to develop the property, which is a 252 unit apartment community with total expected costs of $19.4 million. The development is expected to be completed in the first quarter of 2005.

            In connection with the contribution of certain assets to CRLP, certain partners have guaranteed indebtedness of CRLP totaling $27.3 million at December 31, 2003. The guarantees are held in order for the contributing partners to maintain their tax deferred status on the contributed assets. These individuals have not been indemnified by CRLP. Additionally, certain unitholders and trustees of the Trust have guaranteed indebtedness of CRLP totaling $0.5 million at December 31, 2003. CRLP has indemnified these individuals from their guarantees of this indebtedness.

16. RELATED PARTY TRANSACTIONS

            CRLP has used affiliated construction companies to manage and oversee certain of its development, re-development and expansion projects. The affiliated construction companies utilized by CRLP are headquartered in Alabama and have completed numerous projects within the Sunbelt region of the United States. Through the use of market survey data, CRLP negotiates the contract price of each development, redevelopment or expansion project with the affiliated construction companies and presents each project to the Trust's Management Committee for review and approval. Upon approval by the Management Committee, the Management Committee presents each project to the independent members of the Executive Committee of the Board of Trustees of the Trust for final approval. In each of the following transactions, the independent members of the Executive Committee of the Board of Trustees of the Trust approved such transactions unanimously.

            CRLP paid $0.1 million, $1.6 million, and $33.6 million for property development costs to Lowder Construction Company, Inc., a construction company owned by The Colonial Company ("TCC") in which Mr. Thomas H. Lowder (the Trust's Chairman of the Board and Chief Executive Officer) and Mr. James K. Lowder (a trustee of the Trust) each own a 50% interest, during the years ended December 31, 2003, 2002 and 2001, respectively. Of these amounts, $0.1 million, $1.5 million, and $30.7 million was then paid to unaffiliated subcontractors for the construction of these development and expansion projects during 2003, 2002 and 2001, respectively. CRLP had no outstanding construction invoices and retainage payable to Lowder Construction Company, Inc. at December 31, 2003 and 2002.

            CRLP also paid $30.2 million, $35.3 million, and $67.0 million for property construction costs to Brasfield & Gorrie LLC, a construction company partially-owned by Mr. M. Miller Gorrie (a trustee of the Trust) during the years ended December 31, 2003, 2002 and 2001, respectively. Of these amounts, $26.9 million, $32.1 million, and $60.3 million was then paid to unaffiliated subcontractors for the construction of these development projects during 2003, 2002 and 2001, respectively. CRLP had no outstanding construction invoices or retainage payable to this construction company at December 31, 2003 and 2002.

            In March 2002, CPSI acquired a 20% interest in three aircraft from NRH Enterprises, L.L.C., ("NRH") an entity in which Mr. Harold Ripps (a trustee of the Trust) indirectly has an approximate 33% interest, for approximately $1.4 million. Additionally, CPSI entered into a joint ownership agreement with the other owners of the aircraft, including NRH, under which CPSI pays NRH, as agent for all of the owners of the aircraft, a monthly fee of $10,000, plus $1,400 per hour of CRLP's flight time, to cover the operating expenses of the aircraft. Further, CPSI entered into an aircraft services agreement with MEDJET Assistance, L.L.C., (MEDJET) an entity in which Mr. Ripps indirectly has an approximate 40% interest. Under this agreement, CPSI is obligated to pay a monthly fee of $5,000 to MEDJET for managing the use, maintenance, storage, and supervision of the aircraft. NRH pays this $5,000 monthly fee to MEDJET, on behalf of CPSI, from the $10,000 monthly fee referred to above. CPSI paid approximately $319,000 and $254,000 during 2003 and 2002, respectively, to NRH for usage and service of the aircraft under the above agreements.

            In July 2002, CRLP acquired three single family homes located in Montgomery, Alabama, from Lowder New Homes, Inc., an entity owned by TCC, for a total purchase price of approximately $0.5 million, which will be operated as rental property. The homes were purchased as part of a corporate rental program for an automobile manufacturer that is building a manufacturing plant near Montgomery, Alabama. Under the corporate rental program, executives of the automobile manufacturer will rent the homes from CRLP for an initial term of three years, with the option to extend the lease, and have agreed to lease additional multifamily units at Colonial Grand at Promenade located in Montgomery, Alabama. The homes were funded through CRLP's unsecured line of credit.

            We leased space to certain entities in which Mr. Thomas H. Lowder, Mr. James K. Lowder, and Mr. M. Miller Gorrie have an interest and received market rent from these entities of approximately $1.1 million, $1.0 million, and $1.1 million during the years ended December 31, 2003, 2002, and 2001, respectively. Additionally, we provided management and leasing services to certain related entities and received fees from these entities of approximately $0.2 million, $0.3 million and $0.3 million during the years ended December 31, 2003, 2002, and 2001, respectively.

            Colonial Insurance Agency, a corporation owned by TCC, has provided insurance brokerage services for CRLP. The aggregate amount paid by CRLP to Colonial Insurance Agency for these services during the years ended December 31, 2003, 2002, and 2001 were $4.4 million, $5.0 million, and $4.4 million, respectively. Of these amounts, $4.2 million, $4.7 million, and $4.2 million was then paid to unaffiliated insurance carriers for insurance premiums during 2003, 2002 and 2001, respectively.

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

17. SUBSEQUENT EVENTS

            DISTRIBUTION

            On January 17, 2004, the Board of Trustees declared a cash distribution to shareholders of the Company and partners of Colonial Realty Limited Partnership in the amount of $0.67 per share and per partnership unit, totaling $24.7 million. The distribution was made to shareholders and partners of record as of February 5, 2004, and was paid on February 12, 2004.

            ACQUISITIONS

            On February 12, 2004, the Company acquired the Colonial Center at Research Place II building , a 215,485 square foot office building, located in Huntsville, Alabama. The Colonial Center at Research Place II building was completed in 1984 and is located adjacent to our existing development Colonial Center at Research Park. The total purchase price was $13.1 million and was funded through borrowings on our unsecured line of credit.

            FINANCING ACTIVITY

            On February 18, 2004, CRLP amended the terms of the $100.0 million 8.875% Series B preferred units, which were originally issued in a private placement. Under the amended terms, the Series B preferred units bear a distribution rate of 7.25% and are redeemable at the option of CRLP, in whole or in part, after February 24, 2009, at the cost of the original capital contribution plus the cumulative priority return, whether or not declared. The Series B preferred units are exchangeable for 7.25% Series B Preferred Shares of the Company, in whole or in part at anytime on or after January 1, 2014, at the option of the holders.

            DISPOSITIONS

            On March 1, 2004, the Company sold Colonial Promenade University Park I, a 215,590 square-foot retail asset located in Orlando, Florida. The total sales price was $21.3 million, which was used to support the Company's investment activities. At December 31, 2003, this asset was classified as a held for sale asset (See Note 3 for further discussion).

18. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

            The following is a summary of the unaudited quarterly financial information for the years ended December 31, 2003 and 2002. The information provided herein has been reclassified in accordance with SFAS No. 144 for all periods presented.

(in thousands, except per unit data)

                                               FIRST        SECOND        THIRD        FOURTH
                   2003                        QUARTER      QUARTER      QUARTER       QUARTER
------------------------------------------    ---------    ---------    ---------     ---------
Revenues                                      $  70,471    $  73,596    $  71,181     $  73,978
Income from continuing operations                 8,459       11,064        9,759        11,919
Income from discontinued operations              15,271        5,019        5,722         7,569
Net income                                       23,730       16,083       15,481        19,488
Preferred dividends                              (6,109)      (6,191)      (5,942)       (5,915)
Preferred unit issuance costs                         -       (4,451)           -             -
Net income available to common unitholders       17,621        5,441        9,539        13,573

Net income per unit:
     Basic                                    $    0.52    $    0.16    $    0.26     $    0.37
     Diluted                                  $    0.52    $    0.16    $    0.26     $    0.37

Weighted average common units outstanding:
     Basic                                       33,812       34,732       36,422        36,657
     Diluted                                     33,981       34,982       36,695        37,056

2002

Revenues                                      $  66,500    $  67,607    $  70,435     $  75,198
Income from continuing operations                19,841       33,067       12,472        15,082
Income from discontinued operations               5,898        5,835       11,510         7,201
Net income                                       25,739       38,902       23,982        22,283
Preferred dividends                              (6,109)      (6,109)      (6,110)       (6,110)
Net income available to common unitholders       19,630       32,793       17,873        16,172

Net income per unit:
     Basic                                    $    0.60    $    0.99    $    0.53     $    0.48
     Diluted                                  $    0.60    $    0.98    $    0.53     $    0.48

Weighted average common units outstanding:
     Basic                                       32,526       33,169       33,426        33,544
     Diluted                                     32,744       33,488       33,709        33,771

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Colonial Properties Trust

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, partners' equity and cash flows present fairly, in all material respects, the financial position of Colonial Realty Limited Partnership (the "Company") at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 12 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standard No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, on January 1, 2003.

As discussed in Note 3 to the consolidated financial statements, as a result of the Company's disposition and planned disposition of certain operating properties during 2004, the consolidated financial statements have been restated to reflect such operations as discontinued operations.

/s/ PricewaterhouseCoopers LLP
Birmingham, Alabama
March 1, 2004, except for Notes 3 and 7, as to which the date is
November 30, 2004